EXHIBIT 2.1

MERGER AGREEMENT

by

and

among

IRIS INTERNATIONAL, INC.,

API ACQUISITION CORP.,

ALLIEDPATH, INC.

and

Bruce Huebner, as Stockholder Representative

Dated: July 26, 2010

ARTICLE 1. DEFINITIONS		1
ARTICLE 2. THE MERGER		13
2.1	The Merger	13
2.2	Closing	13
2.3	Actions and Deliveries at Closing	13
2.4	Effect of the Merger	14
2.5	Charter and Bylaws	14
2.6	Directors and Officers	15
2.7	Effect on Capital Stock	15
2.8	Exchange Matters	16
2.9	Treatment of Company Options and Warrants	17
2.10	Tax Treatment	17
2.11	Withholding Taxes	18
2.12	Shares of Dissenting Stockholders	18
2.13	Taking of Necessary Action; Further Action	18
2.14	Debt Payment	18
ARTICLE 3. PARENT PARTY REPRESENTATIONS AND WARRANTIES		19
3.1	Entity Status	19
3.2	Power and Authority; Enforceability	20
3.3	No Violation	20
3.4	Brokers’ Fees	20
3.5	Merger Sub	20
3.6	Sufficient Funds	20
3.7	Knowledge	21
ARTICLE 4. COMPANY REPRESENTATIONS AND WARRANTIES		21
4.1	Entity Status	21
4.2	Power and Authority; Enforceability	21
4.3	No Violation	21
4.4	Brokers’ Fees	22
4.5	Capitalization; Shares and Stockholder Information	22
4.6	Records	22
4.7	Subsidiaries	23
4.8	Financial Statements	23
4.9	Subsequent Events	23
4.10	Liabilities	25
4.11	Legal Compliance	25
4.12	Tax Matters	25
4.13	Title to and Condition of Assets	27
4.14	Real Property	27
4.15	Intellectual Property	28
4.16	Inventory	29
4.17	Contracts	29
4.18	Receivables	30

i

4.19	Powers of Attorney	30
4.20	Insurance	30
4.21	Litigation	31
4.22	Liability	31
4.23	Labor; Employees	31
4.24	Employee Benefits	31
4.25	Environmental, Health, and Safety Matters	32
4.26	Customers and Suppliers	32
4.27	Permits	32
4.28	Foreign Corrupt Practices Act Compliance	32
4.29	Certain Business Relationships with the Company	32
4.30	Health Care Matters	33
4.31	Internal Controls	34
4.32	Accuracy of Information Furnished	34
ARTICLE 5. PRE-CLOSING COVENANTS		35
5.1	General	35
5.2	Stockholder Approval	35
5.3	Notices and Consents	35
5.4	Operation of Business	36
5.5	Preservation of Business	36
5.6	Full Access	36
5.7	Notice of Developments	36
5.8	Exclusivity	37
5.9	Affiliated Transactions	37
5.10	FIRPTA Compliance	37
ARTICLE 6. ADDITIONAL COVENANTS		37
6.1	Confidentiality	37
6.2	Employee Offers	38
6.3	Director and Officer Indemnification	38
6.4	Section 338 Election	38
6.5	Personal Guarantees	38
6.6	Security Holder Schedule	39
ARTICLE 7. CLOSING CONDITIONS		39
7.1	Conditions Precedent to Obligation of the Parent Parties	39
7.2	Conditions Precedent to Obligation of the Company	40
ARTICLE 8. TERMINATION		41
8.1	Termination of Agreement	41
8.2	Effect of Termination	42
ARTICLE 9. INDEMNIFICATION		42
9.1	Survival of Representations and Warranties	42
9.2	Indemnification Provisions for Parent’s Benefit	43
9.3	Indemnification Provisions for the Security Holders’ Benefit	43
9.4	Third Party Indemnification Claim Procedures	43
9.5	Limitations on Indemnification Liability	44
9.6	Escrow	45

9.7	Indemnification Claim Procedures	45
9.8	Exclusive Remedy; Offset	46
9.9	No Implied Representations	47
ARTICLE 10. STOCKHOLDER REPRESENTATIVE		47
10.1	Authorization of the Stockholder Representative	47
10.2	Compensation; Exculpation; Indemnity	49
10.3	Removal and Replacement of Stockholder Representative; Successor Stockholder Representative	49
10.4	Reliance; Limitation as to Parent and the Company	50
ARTICLE 11. EARN OUT		50
11.1	Earn Out	50
11.2	Certain Definitions	52
11.3	Accounting and Other General Principles	54
11.4	Conduct of Parent During Calculation Periods	54
11.5	Resolution of Conflicts	54
ARTICLE 12. MISCELLANEOUS		54
12.1	Entire Agreement	54
12.2	Successors	55
12.3	Assignments	55
12.4	Notices	55
12.5	Specific Performance	56
12.6	Submission to Jurisdiction	56
12.7	Time	57
12.8	Counterparts	57
12.9	Headings	57
12.10	Governing Law	57
12.11	Amendments	57
12.12	Extensions; Waiver	57
12.13	Severability	58
12.14	Expenses	58
12.15	Construction	58
12.16	Incorporation of Exhibits, Annexes, and Schedules	59
12.17	Remedies	59
12.18	Electronic Signatures	59

ATTACHMENTS

Exhibits

Exhibit A	-	List of Stockholders and Share Ownership
Exhibit B	-	Form of Employment Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Non-Competition Agreement

Exhibit E	-	Form of Merger Certificate
Exhibit F	-	Form of the Company’s Officers’ Certificate
Exhibit G	-	Form of the Company’s Secretary’s Certificate
Exhibit H	-	Form of Parent’s and Merger Sub’s Officers’ Certificate
Exhibit I	-	Form of Parent’s and Merger Sub’s Secretary’s Certificate
Exhibit J	-	Form of Letter of Transmittal
Exhibit K	-	FIRPTA Certificate
Exhibit L	-	Form of Opinion of Counsel to the Company

Schedules

Schedule 1(a)	-	Company Specified Persons
Schedule 1(b)	-	Parent Specified Persons
Schedule 2.14(b)	-	Closing Payment
Schedule 4.1	-	Company Directors and Officers
Schedule 4.3	-	Consents
Schedule 4.5	-	Equity Interest Commitments
Schedule 4.8	-	Financial Statements
Schedule 4.9	-	Subsequent Events
Schedule 4.10	-	Liabilities
Schedule 4.11	-	Legal Compliance
Schedule 4.12	-	Tax Matters
Schedule 4.13	-	Encumbrances
Schedule 4.14	-	Real Property
Schedule 4.15	-	Intellectual Property
Schedule 4.17	-	Contracts
Schedule 4.20	-	Insurance
Schedule 4.24	-	Employee Benefits
Schedule 4.25	-	Environmental, Health and Safety Permits
Schedule 4.26	-	Customers and Suppliers
Schedule 4.27	-	Permits
Schedule 4.29	-	Affiliate Relationships
Schedule 4.30	-	Health Care Matters
Schedule 7.1(e)	-	Consents
Schedule 11.2(i)	-	Earn Out Targets

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated July 26, 2010, is entered into by and among IRIS INTERNATIONAL, INC., a Delaware corporation (“Parent”), API Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), ALLIEDPATH, INC., a Delaware corporation (the “Company”), and Bruce Huebner (the “Stockholder Representative” and, collectively with the Parent Parties and the Company, the “Parties”).

RECITALS:

A. Each of Parent’s, Merger Sub’s and the Company’s Board of Directors believes it is in its and its stockholders’ best interests that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger all of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Company Common Shares”), and Series A Preferred Stock, par value $0.0001 per share (the “Company Preferred Shares” and collectively with the Company Common Shares, the “Company Shares”), will be converted into the right to receive a cash payment as set forth in this Agreement.

C. On behalf of the Primary Indemnified Persons, Parent will place a portion of the cash consideration issued in the Merger into escrow, the release of which will be contingent upon certain events and conditions.

D. The Parties desire to make certain representations and warranties and other agreements in connection with the Merger.

E. Prior to or simultaneous with the execution of this Agreement, certain of the Stockholders have entered into Support Agreements with Parent.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

“Adjusted Earnings” is defined in Section 11.2.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by contract or credit arrangements or otherwise.

“Affiliated Group” means any affiliated group under Code Section 1504(a) or any similar group defined under provisions of applicable Law.

“Aggregate Shares” means the sum of the number of Company Common Shares issued and outstanding immediately prior to the Effective Time and the number of Company Common Shares issuable upon exercise (treating all such shares as vested) of the Company Options and the Company Warrants outstanding and unexercised immediately prior to the Effective Time.

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Agreements” means the Employment Agreements, Non-Competition Agreements, Escrow Agreement, and Support Agreements.

“Applicable Earn Out Merger Consideration” means the sum of the Closing Common Consideration (including only such portion of the Escrow Fund that, at the time of such determination, has been distributed to the Primary Indemnifying Persons) and any Earn Out Amount earned by the Earn Out Recipients at or prior to the time of such determination.

“Balance Sheet Date” is defined in Section 4.8(a).

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

“Calculation Period” is defined in Section 11.2.

“Claim Amount” is defined in Section 9.7.

“Claim Denial” is defined in Section 9.7.

“Claim Notice” is defined in Section 9.7.

“Closing” is defined in Section 2.2.

“Closing Cash Consideration” means an aggregate amount equal to $4,700,000, less (i) the aggregate Debt Payment Amount and (ii) Company Third Party Expenses, but in no event less than zero.

“Closing Common Consideration” means an amount equal to the Closing Cash Consideration, minus the aggregate Preferred Conversion Consideration to be paid with respect to all Company Preferred Shares issued and outstanding immediately prior to the Effective Time, but in no event less than zero.

“Closing Date” is defined in Section 2.2.

“Closing Statement” is defined in Section 2.14.

“Closing Statement Dispute Notice” is defined in Section 2.14.

“Closing Statement Disputed Amounts” is defined in Section 2.14.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts, time, and costs that a prudent Person, desirous of achieving a result and acting in a commercially reasonable manner, would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would be commercially unreasonable in relation to the desired result or would have a Material Adverse Effect on such Person.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Common Conversion Consideration” means an amount per Company Common Share equal to: (i) if the Per Share Applicable Closing Merger Consideration is greater than the Exercise Price, then the sum of (x) the Closing Common Consideration (excluding the Escrow Fund), divided by the Aggregate Shares and (y) the product of the Exercise Price multiplied by the number of shares underlying the Company Options and the Company Warrants outstanding and unexercised immediately prior to the Effective Time, divided by the number of Company Common Shares issued and outstanding immediately prior to the Effective Time, and (ii) if the Per Share Applicable Closing Merger Consideration is not greater than the Exercise Price, then the Closing Common Consideration (excluding the Escrow Fund), divided by the number of Company Common Shares issued and outstanding immediately prior to the Effective Time.

“Company” is defined in the preamble to this Agreement.

“Company Common Shares” is defined in the recitals to this Agreement.

“Company Common Stock Certificate” is defined in Section 2.7(c).

“Company Options” means all options to purchase shares of capital stock of the Company, including without limitation, all options issued under the Plan.

“Company Preferred Shares” is defined in the recitals to this Agreement.

“Company Preferred Stock Certificate” is defined in Section 2.7(d).

“Company Services” is defined in Section 11.2.

“Company Shares” is defined in the recitals to this Agreement.

“Company Stock Certificates” is defined in Section 2.7(d).

“Common Stock Merger Consideration” is defined in Section 2.7(c).

“Company Third Party Expenses” means all unpaid and outstanding legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with this Agreement) incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions and that are unpaid and outstanding as of the Closing Date, in each case to the extent not already included in the Debt Payment Amount.

“Company Warrants” means all warrants to purchase shares of capital stock of the Company.

“Confidentiality Agreement” is defined in Section 6.1.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Corporate Law” is defined in Section 2.1.

“Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, expenses, and other costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, and of expert witnesses and other costs of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever.

“Debt Payment Amount” means the total obligations of the Company, in each case outstanding as of the Closing Date and without duplication, with respect to all Indebtedness for

Borrowed Money and all Deferred Payment Amounts, but excludes Company Third Party Expenses.

“Deferred Payment Amounts” means all amounts payable by the Company as of the Closing Date with respect to all deferred wages, deferred compensation, other accrued and unpaid compensation (excluding accrued vacation, sick and paid time off) and other deferred payments and obligations to employees, stockholders, service providers, contractors or vendors of the Company for services rendered to the Company.

“Determination Date” is defined in Section 9.5.

“Dispute Notice” is defined in Section 11.1.

“Disputed Amount” is defined in Section 11.5.

“Dissenting Stockholder” is defined in Section 2.12.

“Divestiture” is defined in Section 11.1.

“Earn Out Amount” is defined in Section 11.2.

“Effective Time” is defined in Section 2.3.

“Employment Agreements” means the employment agreements between Parent and each of Roberta Della Vedova and Philip Ginsburg, in substantially the form of Exhibit B.

“Encumbrance” means any Order, Security Interest, easement, community property interest, equitable interest, right of first refusal, or restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or other encumbrance of any type or nature, except for Permitted Encumbrances.

“Enforceable” - a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors and general principles of equity.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means California Bank and Trust.

“Escrow Agreement” means the escrow agreement among Parent, the Stockholder Representative and Escrow Agent, in substantially the form of Exhibit C.

“Escrow Fund” is defined in Section 9.6.

“Excess Liabilities” is defined in Section 2.14.

“Exchange Agent” is defined in Section 2.8(a).

“Exercise Price” means $0.15 per Company Common Share.

“Expiration Date” means September 30, 2010.

“Financial Statements” is defined in Section 4.8(a).

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Health Care Laws” means, as applicable (a) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) the Federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder; (c) HIPAA; (d)

Medicare; (e) Medicaid; (f) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (g) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (h) Clinical Laboratory Improvement Amendments of 1988; (i) requirements of Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Company, including, but not limited to, laws and regulations relating to practice of medicine and other health care professions, professional fee splitting, tax-exempt organization and charitable trust law applicable to health care organizations, certificates of need, certificates of operations and authority; and (j) any and all other applicable health care laws, regulations, manuals, policies, and administrative guidance, each of (a) through (j) as may be amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as modified by the Health Information Technology for Economic and Clinical Health (HITECH) Act, Pub. L. No. 111-5 (Feb. 17, 2009).

“Indebtedness for Borrowed Money” means the sum of, without duplication, all principal, interest, fees, charges, and other obligations, contingent or otherwise, of the Company with respect to: (a) indebtedness of the Company for borrowed money, (b) any obligations of the Company in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of the Company, (c) obligations of the Company with respect to leases of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized by the lessee (but only to the extent that the inclusion of such obligations as “Indebtedness for Borrowed Money” does not result in a decrease in the Preferred Conversion Consideration otherwise payable at the Closing), (d) all liabilities for borrowed money secured by any Security Interest with respect to any property owned by the Company (whether or not it has assumed or otherwise become liable for such liabilities), and (e) obligations of third parties with respect to liabilities of a type described in any of clauses (a) through (d) hereof which are being guaranteed by the Company; but, in all events, excluding trade and other accounts payable incurred in the Ordinary Course of Business in accordance with customary trade terms and which are not overdue (as determined in accordance with their terms or, if a due date is not specified, past practices) or which are being disputed in good faith by the Company and for which adequate reserves are being provided in the books of the Company in accordance with GAAP. “Indebtedness for Borrowed Money” includes, without limitation, those certain Convertible Secured Promissory Notes issued by the Company in favor of Parent pursuant to that certain Note Purchase Agreement dated May 5, 2010, by and between the Company and Parent, and excludes any amounts deemed Deferred Payment Amounts or Company Third Party Expenses.

“Indemnification Claim” is defined in Section 9.4(a).

“Indemnified Company Officers and Directors” is defined in Section 6.3.

“Indemnified Parties” means, individually and as a group, the Parent Indemnified Parties and the Stockholder Indemnified Parties.

“Indemnitor” means any Party having any Liability to any Indemnified Party under this Agreement.

“Intellectual Property” means any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, Internet domain names, registered and unregistered trademarks, service marks, and applications, (c) any (i) patents and patent applications, and (ii) business methods, inventions, and discoveries that may be patentable, (d) computer software or middleware, (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints, and (f) other intellectual property rights.

“Interim Financial Statements” is defined in Section 4.8(a).

“Knowledge” means, with respect to the Company, the actual knowledge of the Persons set forth on Schedule 1(a) and, with respect to Parent, the actual knowledge of the Persons set forth on Schedule 1(b), in each case after reasonable investigation.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body.

“Liability” or “Liable” means any liability or obligation, whether asserted or unasserted, absolute or contingent, conditional or unconditional, accrued or unaccrued, or due or to become due.

“Managed Care Contracts” means all of the Company’s contracts whether presently existing or hereafter executed between the Company and various health maintenance organizations, preferred provider organizations and other similar managed healthcare companies.

“Material Adverse Change (or Effect)” means (i) a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to the condition, properties, assets, Liabilities, rights, obligations, operations, business or prospects of the relevant Person and its Subsidiaries, taken as a whole, or (ii) a change (or effect) that could reasonably be expected to prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of a Party to perform its obligations under this Agreement; provided, however, that changes in economic or other conditions that affect a Person in a manner that is not disproportionate to the manner in which such conditions affect other companies in such Person’s industries or markets shall not constitute a “Material Adverse Change (or Effect).”

“Material Contract” is defined in Section 4.17.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et. Seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1396 et. Seq.) and any statutes succeeding thereto, and all federal and state laws, rules, regulations, manuals, orders or guidelines pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Merger” is defined in the recitals to this Agreement.

“Merger Certificate” is defined in Section 2.3.

“Merger Consideration” is defined in Section 2.9.

“Merger Sub” is defined in the preamble to this Agreement.

“Non-Competition Agreements” means the non-competition agreements between Parent and each of Philip Ginsburg and Roberta Della Vedova, in substantially the form of Exhibit D.

“Option/Warrant Conversion Consideration” means an amount per share with respect to the Company Common Shares underlying the Company Options (treating all such shares as vested) and Company Warrants, as applicable, equal to: (i) if the Per Share Applicable Closing Merger Consideration is greater than the Exercise Price, then (x) the Applicable Merger Consideration, divided by the Aggregate Shares, (y) less the Exercise Price, and (ii) if the Per Share Applicable Closing Merger Consideration is not greater than the Exercise Price, then $0.00.

“Option/Warrant Merger Consideration” is defined in Section 2.9.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality, and frequency) of the relevant Person and its Subsidiaries.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent” is defined in the preamble to this Agreement.

“Parent Indemnified Parties” means the Security Holders and their respective officers, directors, managers, employees, agents, representatives, controlling Persons and stockholders.

“Parent Indemnified Parties Threshold Amount” is defined in Section 9.5(b)(ii).

“Parent Parties” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license, certificate, approval, consent, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Body.

“Per Share Applicable Closing Merger Consideration” means the Closing Common Consideration (excluding the Escrow Fund), divided by the Aggregate Shares.

“Per Share Applicable Earn Out Merger Consideration” means the Applicable Earn Out Merger Consideration, divided by the Aggregate Shares.

“Permitted Encumbrances” means (a) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business as to which there is no default or breach on the part of the party incurring such Encumbrance or are being contested in good faith by appropriate Actions; (b) pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Bodies, and exceptions, restrictions, easements, imperfections of title, charges, rights-of-way that do not materially interfere with the present use of the leased real property; and (d) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Plan” means the AlliedPath, Inc. 2008 Equity Incentive Plan, as amended.

“Preferred Conversion Consideration” means an amount per Company Preferred Share equal to the lesser of (a) $0.40 and (b) an amount equal to the Closing Cash Consideration divided by the total number of Company Preferred Shares outstanding immediately prior to the Effective Time.

“Primary Indemnifying Person” means each holder of Company Common Shares issued and outstanding immediately prior to the Effective Time and each holder of Company Options and Company Warrants outstanding and unexercised immediately prior to the Effective Time, provided, however, that solely for purposes of ARTICLE 9, no holder of Company Options or Company Warrants shall be deemed a Primary Indemnifying Person until such time as such holder is entitled to receive any Option/Warrant Merger Consideration.

“Pro Rata Portion” means:

(a) with respect to any Primary Indemnifying Person, a fraction (i) the numerator of which is the Common Stock Merger Consideration and Option/Warrant Merger Consideration payable to such Primary Indemnifying Person pursuant to this Agreement, and (ii) the denominator of which is the total amount of the Common Stock Merger Consideration and Option/Warrant Merger Consideration payable to all Primary Indemnifying Persons pursuant to this Agreement; and

(b) with respect to any holder of Company Preferred Shares immediately prior the Effective Time, a fraction (i) the numerator of which is the Preferred Conversion Consideration payable to such Stockholder pursuant to this Agreement, and (ii) the denominator of which is the total amount of the Preferred Conversion Consideration payable to all Stockholders pursuant to this Agreement.

“Proposed Earn Out Calculation” is defined in Section 11.1.

“Receivables” means all accounts receivables of the Company, calculated in accordance with the Company’s past practices.

“Resolved Claim Amount” is defined in Section 9.7.

“Revenue” is defined in Section 11.2.

“Schedules” means the Schedules to this Agreement.

“SEC” means the U. S. Securities and Exchange Commission.

“Section 338 Election” is defined in Section 6.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Holder” means any holder of any Company Preferred Shares that are issued and outstanding immediately prior to the Effective Time and any Primary Indemnifying Person.

“Security Holder Statement” is defined in Section 6.6.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right.

“Shortfall” is defined in Section 11.2.

“Stockholder Approval” means the approval and adoption of this Agreement by the affirmative vote of a majority of each of (a) the voting power of the then outstanding Company Common Shares and Company Preferred Shares voting together as a single class on an as-converted to common stock basis, (b) the voting power of the then outstanding Company Common Shares voting as a separate class, and (c) the voting power of the then outstanding Company Preferred Shares voting as a separate class.

“Stockholder Indemnified Parties” means (a) Parent, Merger Sub, and their officers, directors, managers, employees, agents, representatives, controlling Persons and stockholders, and (b) the Company.

“Stockholder Indemnified Parties Threshold Amount” is defined in Section 9.5(a)(ii).

“Stockholder” means any holder of any Company Shares that are issued and outstanding immediately prior to the Effective Time.

“Stockholder Representative” is defined in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Support Agreements” means the Support Agreements dated the date hereof, between Parent and each of Roberta Della Vedova, Matthew Della Vedova and Philip Ginsburg.

“Surplus” is defined in Section 11.2.

“Surviving Corporation” is defined in Section 2.1.

“Target” is defined in Section 11.2.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, ad valorem, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section 8.1 (other than Section 8.1(b)).

“Third Party Payor” means Medicare, Medicaid, TRICARE, state government insurers, private insurers and any other Person which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all third party payor programs in which the Company participates (including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs, as well as managed care plans, or any other private insurance programs).

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), that would lead a prudent Person to conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger, the filing of the Merger Certificate, and Parent’s delivery of the Merger Consideration hereunder; (b) the execution, delivery, and performance of all of the Transaction Documents; and (c) the performance by the Parent Parties (pre- and post-Closing) and the Company (pre-Closing) of their respective covenants and obligations under this Agreement and the Ancillary Agreements.

ARTICLE 2.

THE MERGER

2.1 The Merger

At the Effective Time subject to this Agreement and the Delaware General Corporation Law (the “Corporate Law”), Merger Sub will be merged with and into the Company, Merger Sub’s separate corporate existence will cease, and the Company will continue as the surviving corporation and as a wholly-owned Subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.”

2.2 Closing

The closing of the Merger (the “Closing”) will take place at the offices of Stubbs, Alderton & Markiles LLP, commencing 9:00 am local time on the first business day following the satisfaction or waiver of all conditions to consummate the Merger (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Parent and the Company may mutually determine (the “Closing Date”).

2.3 Actions and Deliveries at Closing

On the Closing Date, the Parties will cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of Delaware in substantially in the form of Exhibit E (the “Merger Certificate”), in accordance with the Corporate Law. The date and time the Merger becomes effective as specified in the Merger Certificate or as otherwise provided in accordance with the Corporate Law is referred to as the “Effective Time.” In addition, at the Closing,

(a) The Company will deliver to Parent:

(i) An Officers’ certificate, substantially in the form of Exhibit F, duly executed on the Company’s behalf, as to whether each condition specified in Sections 7.1(a) – (e) has been satisfied in all respects;

(ii) A Secretary’s certificate, substantially in the form of Exhibit G, duly executed on the Company’s behalf;

(iii) An Employment Agreement, duly executed by each of Roberta Della Vedova and Philip Ginsburg;

(iv) A Non-Competition Agreement, duly executed by each of Phillip Ginsburg and Roberta Della Vedova; and

(v) The Escrow Agreement, duly executed by the Stockholder Representative and the Escrow Agent.

(b) Parent will deliver to the Company:

(i) An Officers’ certificate, substantially in the form of Exhibit H, duly executed on Parent’s and Merger Sub’s behalf, as to whether each condition specified in Sections 7.2(a) – (c) has been satisfied in all respects;

(ii) A Secretary’s certificate, substantially in the form of Exhibit I, duly executed on Parent’s and Merger Sub’s behalf;

(iii) The Employment Agreements and Non-Competition Agreements, duly executed by Parent; and

(iv) The Escrow Agreement, duly executed by Parent and the Escrow Agent.

(c) Parent will deliver the Escrow Fund to the Escrow Agent.

2.4 Effect of the Merger

At the Effective Time, the effect of the Merger will be as provided in the applicable Corporate Law. At the Effective Time all the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub will become the Surviving Corporation’s debts, liabilities, and duties.

2.5 Charter and Bylaws

Unless Parent otherwise determines prior to the Effective Time, at the Effective Time, Merger Sub’s Certificate of Incorporation will be the Surviving Corporation’s Certificate of Incorporation until thereafter amended as provided by Law and such Certificate of Incorporation. Merger Sub’s bylaws, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s bylaws until thereafter amended.

2.6 Directors and Officers

Merger Sub’s director(s) and officers immediately prior to the Effective Time will be the Surviving Corporation’s initial director(s) and officers.

2.7 Effect on Capital Stock

At the Effective Time, because of the Merger and without any action on the part of Parent, Merger Sub or the Company:

(a) Cancellation of Parent-Owned and Company-Owned Stock. Each Company Share that Merger Sub, Parent, the Company or any direct or indirect wholly-owned Subsidiary of Parent or the Company owns immediately prior to the Effective Time will be canceled and extinguished without conversion.

(b) Capital Stock of Merger Sub. Each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Corporation’s common stock. Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Corporation’s common stock.

(c) Conversion of Company Common Stock. Subject to Sections 2.12 and 9.6, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than the Company Common Shares referred to in Section 2.7(a) above) will automatically be canceled and retired and will cease to exist, and the holder of a certificate (a “Company Common Stock Certificate”) that, immediately prior to the Effective Time, represented outstanding Company Common Shares will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Common Stock Certificate: (i) the Common Conversion Consideration and (ii) the portion of the Earn Out Amount, if any, to which such holder is entitled with respect to such Company Common Share in accordance with ARTICLE 11, in each case without interest (collectively, the “Common Stock Merger Consideration”).

(d) Conversion of Company Preferred Stock. Subject to Sections 2.12 and 9.6, each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than the Company Preferred Shares referred to in Section 2.7(a) above) will automatically be canceled and retired and will cease to exist, and the holder of a certificate (“Company Preferred Stock Certificate” and, together with the Company Common Stock Certificates, the “Company Stock Certificates”) that, immediately prior to the Effective Time, represented outstanding Company Preferred Shares will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Preferred Stock Certificate, the Preferred Conversion Consideration.

(e) Rights Prior to Surrender, Stock Splits, etc. and Stock Transfer Books. Until surrendered as contemplated by Section 2.8, each Company Stock Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided for in this Section 2.7. If between the date hereof and the

Effective Time the outstanding Company Shares are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the applicable Merger Consideration will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. After the Effective Time, the Company’s stock transfer books will be closed and there will be no further transfers of Company Shares. If, at or after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged in accordance with this Agreement.

2.8 Exchange Matters

(a) Exchange Agent. Parent, or an institution selected by Parent, shall serve as the exchange agent (Parent or such institution in such capacity, the “Exchange Agent”) for the Merger. On the Closing Date, Parent shall make available to the Exchange Agent for exchange the consideration payable as of the Closing Date pursuant to Section 2.7 in exchange for outstanding Company Shares.

(b) Exchange Procedures. Within five business days following the Closing Date, the Exchange Agent shall deliver a letter of transmittal, substantially in the form of Exhibit J, to each Security Holder in accordance with contact information of such Security Holder set forth in the Company’s stock records. After receipt of such letter of transmittal, the Stockholders will surrender their Company Stock Certificates to the Exchange Agent for cancellation together with a duly completed and validly executed letter of transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the Merger Consideration to which such holder is entitled pursuant to Section 2.7, and any Company Stock Certificate so surrendered shall be cancelled. Upon delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Option and Company Warrant shall be entitled to receive from the Exchange Agent in exchange therefor, the Merger Consideration to which such holder is entitled pursuant to Section 2.9. Parent shall use Commercially Reasonable Efforts to cause the Exchange Agent to pay the Merger Consideration to which each Security Holder is entitled as soon as reasonably practicable following the receipt by the Exchange Agent of the documents contemplated by this Section 2.8(b). Except as provided in Section 2.8(f), no portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to Company Shares formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.

(c) Exchange Agent to Return Merger Consideration. At any time following the last day of the twelve (12) month period following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash that has been deposited with the Exchange Agent pursuant hereto, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to this Section 2.8, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 2.8(d)) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to

Section 2.7 upon the due surrender of such Company Stock Certificates in the manner set forth in Section 2.8(b).

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither the Exchange Agent, Parent, the Surviving Corporation, nor any party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) No Further Ownership Rights in Company Shares. All Merger Consideration will be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, Company Options and Company Warrants.

(f) Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate has been lost, stolen, or destroyed, Exchange Agent or Parent will issue the Merger Consideration deliverable in respect thereof upon (i) the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen, or destroyed and (ii) if the Surviving Corporation requires, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate.

2.9 Treatment of Company Options and Warrants

No Company Option or Company Warrant shall be assumed by Parent or Merger Sub, and each outstanding Company Option, Company Warrant, and all other Commitments of the Company, shall be canceled and terminated at the Effective Time (without regard to the exercise price thereof). Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the cancellation or termination at the Effective Time (without regard to the exercise price thereof) of the Plan, all Company Option agreements, any other similar plan or arrangement of the Company (whether written or oral, formal or informal), and all Company Warrants, including delivering all required notices and obtaining any required consents necessary to effectuate the provisions of this Section 2.9. Each holder of the Company Options and Company Warrants outstanding and unexercised immediately prior to the Effective Time shall be entitled to receive, with respect to each share underlying the Company Options and Company Warrants held by such holder: (i) the Option/Warrant Conversion Consideration and (ii) the portion of the Earn Out Amount, if any, to which such holder is entitled with respect to such underlying shares in accordance with ARTICLE 11, in each case without interest (collectively, the “Option/Warrant Merger Consideration” and together with the Common Stock Merger Consideration and the Preferred Conversion Consideration, the “Merger Consideration”).

2.10 Tax Treatment

The Parties intend that the Merger be treated as a “qualified stock purchase” under Code Section 338.

2.11 Withholding Taxes

Notwithstanding any other provision in this Agreement, the Exchange Agent, Parent, the Company and Merger Sub shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders immediately prior to the Effective Time and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Persons in respect of which such deduction and withholding was made.

2.12 Shares of Dissenting Stockholders

Any Company Shares a Stockholder properly exercising its dissent or appraisal rights under the Corporate Law or the California Corporations Code (to the extent applicable to the Company by virtue of Section 2115 thereof) (a “Dissenting Stockholder”) holds will not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.7, but will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder under the Corporate Law or the California Corporations Code, as applicable; except that Company Shares outstanding at the Effective Time that a Dissenting Stockholder holds for which, after the Effective Time, such Dissenting Stockholder withdraws its demand to exercise dissenters or appraisal rights or loses its right to exercise dissenters or appraisal rights as provided in the Corporate Law or the California Corporations Code, as applicable, will be deemed to be converted, as of the Effective Time, into the right to receive the applicable Merger Consideration entitled to be received pursuant to Section 2.7. The Company will give Parent (a) prompt notice of any written demands for the exercise of dissenters or appraisal rights, withdrawals of demands for the exercise of dissenters or appraisal rights and any other related instruments served under the Corporate Law or the California Corporations Code, as applicable, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for exercise of dissenters or appraisal rights under the Corporate Law or the California Corporations Code, as applicable. The Company will not voluntarily make any payment with respect to any purchase demands and will not, except with Parent’s prior written consent, settle or offer to settle any such demands.

2.13 Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent, and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Parent will cause them to take, all such lawful and necessary action.

2.14 Debt Payment

(a) Closing Statement. The Company shall, at least two (2) business days prior to the anticipated Closing Date, provide Parent with a statement of the estimated Debt Payment

Amount and Company Third Party Expenses as of the Closing Date (the “Closing Statement”). The Closing Statement shall be in a form reasonably satisfactory to Parent and shall be accompanied by documentation reasonably requested by Parent. If, at any time within ninety (90) days after the Closing Date, Parent determines that the actual Debt Payment Amount and/or Company Third Party Expenses as of the Closing Date exceed the amounts that are reflected on the Closing Statement (any such amount, “Excess Liabilities”), Parent shall deliver a written notice describing the Excess Liabilities (a “Closing Statement Dispute Notice”). If Parent timely delivers a Closing Statement Dispute Notice, then (i) for twenty (20) days after the date the Stockholder Representative receives such Closing Statement Dispute Notice, Parent and the Stockholder Representative will use their Commercially Reasonable Efforts to agree on the actual Debt Payment Amount and/or Company Third Party Expenses as of the Closing Date (the “Closing Statement Disputed Amounts”) and (ii) lacking such agreement, the matter will be referred to an independent accounting firm mutually acceptable to Parent and the Stockholder Representative, who will determine the correct Closing Statement Disputed Amounts within thirty (30) days of such referral, which determination will be final and binding on Parent and the Security Holders. To the extent that it is finally determined pursuant to this Section 2.14(a) that there are any Excess Liabilities, Parent shall be entitled to (i) first, withdraw cash in the amount of such Excess Liabilities from the Escrow Fund by delivering a certificate to the Escrow Agent and the Stockholder Representative, executed by an officer of Parent, specifying the amount of Excess Liabilities, and (ii) second, only to the extent the Escrow Fund has been distributed or depleted in full, offset the amount of any such Excess Liabilities against any Earn Out Amount that may otherwise be payable to the Earn Out Recipients. Any such withdrawal of cash from the Escrow Fund or offset against any Earn Out Amount shall not be subject to or count toward the limitations on any indemnification claims provided in Section 9.5.

(b) Debt Payment Amount. At the Closing and subject to Parent’s receipt of an executed payoff letter and general release, in form and substance acceptable to Parent, from each payee, Parent shall satisfy the Company’s payment obligations with respect to (i) the Debt Payment Amount and (ii) the Company Third Party Expenses, in each case to the extent set forth on Schedule 2.14(b).

(c) Accrued Wages. Parent shall, not later than twenty-one (21) days following the Closing, cause the Surviving Corporation to pay in full to the applicable employees of the Company the deferred wages set forth in the Closing Statement.

ARTICLE 3.

PARENT PARTY REPRESENTATIONS AND WARRANTIES

Each Parent Party, jointly and severally, represents and warrants to the Company and the Security Holders as follows:

3.1 Entity Status

Each Parent Party is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization. Each Parent Party is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required and where the failure to be so qualified would have a Material Adverse Effect on the Parent. Each Parent Party has the requisite power and authority to own or lease its properties and to carry on its business as currently conducted. Parent has delivered to the Company correct and complete copies of each Parent Party’s Organizational Documents. No Parent Party is in material Breach of any provision of its Organizational Documents. There is no pending or, to any Parent Party’s Knowledge, Threatened Action for the dissolution, liquidation or insolvency of any Parent Party.

3.2 Power and Authority; Enforceability

Each Parent Party has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Each Parent Party has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which a Parent Party is party has been duly authorized, executed and delivered by, and is Enforceable against, such Parent Party.

3.3 No Violation

The execution and delivery of the applicable Transaction Documents by the Parent Parties and the performance of their respective obligations hereunder and thereunder, and the consummation of the Transactions will not (i) Breach any Law or Order to which any Parent Party is subject or any provision of the Organizational Documents of any Parent Party; (ii) Breach any Contract, Order, or Permit to which any Parent Party is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (iii) require the Parent Parties to obtain any Consent, except for the approval of Parent’s Board of Directors and Merger Sub’s Board of Directors and stockholders, filings contemplated by the Transaction Documents, any SEC filings required to be made by Parent, and Consents obtained prior to the date hereof; or (iv) trigger any rights of first refusal, preferential purchase, or similar rights binding upon the Parent Parties.

3.4 Brokers’ Fees

No Parent Party has a Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which the Security Holders could become Liable.

3.5 Merger Sub

Merger Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Merger Sub has not conducted any business activities and does not have any material Liabilities.

3.6 Sufficient Funds

Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and shall at the Effective Time and the time of payment of any Earn Out Amount have sufficient immediately available funds, in cash, to pay all amounts payable pursuant to this Agreement and to consummate the Transactions.

3.7 Knowledge

Parent has not relied on and is not relying on any representations or warranties regarding the Company other than those representations and warranties expressly set forth in ARTICLE 4 of this Agreement.

ARTICLE 4.

COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Parent and Merger Sub as follows:

4.1 Entity Status

The Company is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required and where the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. Schedule 4.1 lists the Company’s directors and officers. The Company has delivered to Parent correct and complete copies of the Company’s Organizational Documents, as amended to date. The Company is not in material Breach of any provision of its Organizational Documents. There is no pending or, to the Company’s Knowledge, Threatened Action for the dissolution, liquidation or insolvency of the Company.

4.2 Power and Authority; Enforceability

The Company has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The Company has taken all action necessary (other than, with respect to the Merger, the Stockholder Approval) to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of the Company’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which the Company is party has been duly authorized, executed, and delivered by, and is Enforceable against, the Company.

4.3 No Violation

Except as listed on Schedule 4.3, the execution and delivery of the applicable Transaction Documents by the Company and the performance of its obligations hereunder and thereunder, and the consummation of the Transactions will not (a) Breach any Law or Order to which the Company is subject or any provision of the Organizational Documents of the Company; (b) Breach or require any Consent pursuant to any Contract, Order, or Permit to which the Company is a party or by which the Company is bound or to which any of the Company’s assets is subject (or result in the imposition of any Encumbrance upon any of its assets); or (c) trigger any rights of first refusal, preferential purchase, or similar rights binding upon the Company.

4.4 Brokers’ Fees

The Company does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Parent, Merger Sub or the Company could become directly or indirectly Liable.

4.5 Capitalization; Shares and Stockholder Information

(a) Capitalization. The Company’s authorized Equity Interests consist of (A) 25,135,000 Company Common Shares; and (B) 10,135,000 shares of Preferred Stock of which 7,750,000 have been designated Series A Preferred Stock and 2,385,000 have been designated as Series A-1 Preferred Stock. Exhibit A sets forth, as of the date of this Agreement and (after giving effect to any updates delivered pursuant to Section 7.1(l)) as of immediately prior to the Effective Time, the number of shares of each Equity Interest that are issued and outstanding and the number of shares of each Equity Interest that are held in treasury. All of the issued and outstanding Company Shares: (1) have been duly authorized and are validly issued, fully paid, and nonassessable, (2) were issued in compliance with all applicable state and federal securities Laws, (3) were not issued in Breach of any Commitments, and (4) as of the date hereof are held of record and owned beneficially by the Stockholders as set forth in Exhibit A. Schedule 4.5 lists (x) all Commitments with respect to any shares of capital stock of the Company, (y) the exercise price of such Commitments, and (z) the termination date of such Commitments. No additional Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of the Company’s Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

(b) Shares and Stockholder Information. As of the date hereof, each Stockholder holds of record and owns beneficially the number of Company Shares as set forth next to such Stockholder’s name in Exhibit A, free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws). With respect to each Stockholder, Exhibit A also sets forth the address of such Stockholder as of the date hereof. To the Company’s Knowledge, no Stockholder is a party to any (i) Contract that could require such Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement) or (ii) other Contract with respect to any Equity Interests of the Company.

4.6 Records

The copies of the Company’s Organizational Documents that were provided to Parent are accurate and complete and reflect all amendments made through the date hereof. The Company’s minute books (including the stockholder ledger) made available to Parent for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record in all material respects of all actions of the stockholders and directors of the Company taken by written consent, at a meeting, or otherwise since formation.

4.7 Subsidiaries

The Company has never had any Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect Equity Interest in any Person.

4.8 Financial Statements

(a) Set forth on Schedule 4.8 are the following financial statements for the Company (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2008 and December 31, 2009 (the “Balance Sheet Date”); and (ii) unaudited balance sheets and statements of income and cash flow as of and for the six (6) months ended June 30, 2010 (the “Interim Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate) and lack footnotes and other presentation items.

4.9 Subsequent Events

Except as set forth in Schedule 4.9, since June 30, 2010 through the date of this Agreement the Company has operated in the Ordinary Course of Business and there have been no events, series of events or the lack of occurrence thereof which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, since June 30, 2010 through the date of this Agreement, none of the following have occurred:

(a) The Company has not sold, leased, transferred, or assigned any assets other than for a fair consideration in the Ordinary Course of Business and sales of assets not exceeding $25,000 individually or $50,000 in the aggregate.

(b) The Company has not entered into any Contract (or series of related Contracts) either involving more than $25,000 or outside the Ordinary Course of Business.

(c) No Encumbrance has been imposed upon any assets of the Company.

(d) The Company has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 individually, $50,000 in the aggregate, or outside the Ordinary Course of Business.

(e) The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person involving more than $25,000 individually, $50,000 in the aggregate, or outside the Ordinary Course of Business.

(f) The Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $25,000 individually or $50,000 in the aggregate.

(g) The Company has not delayed or postponed the payment of accounts payable or other Liabilities either involving more than $25,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(h) The Company has not canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $25,000 or outside the Ordinary Course of Business.

(i) The Company has not granted any Contracts or any rights under or with respect to any Intellectual Property.

(j) There has been no change made or authorized to be made to the Organizational Documents of the Company.

(k) The Company has not issued, sold, or otherwise disposed of any of its Equity Interests.

(l) The Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests.

(m) The Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its properties.

(n) The Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees.

(o) The Company has not entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract.

(p) The Company has not committed to pay any bonus or granted any increase in the base compensation of or made any other change in employment terms of (i) any director or officer, or an employee who is a Stockholder or an Affiliate of a Stockholder, or (ii) outside of the Ordinary Course of Business, any of its other employees.

(q) The Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan).

(r) The Company has not made or pledged to make any charitable or other capital contribution either involving more than $25,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(s) The Company has not committed to any of the foregoing.

4.10 Liabilities

The Company does not have any Liability, except for (a) Liabilities reserved against or specifically reflected in the Financial Statements and not heretofore paid or discharged, (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material, none of which are past due or result from or relate to any Breach of Contracts, and (c) obligations to pay or perform under Contracts.

4.11 Legal Compliance

The Company has complied with all applicable Laws in all material respects, and no Action is pending or, to the Company’s Knowledge, Threatened against it alleging any failure to so comply. To the Company’s Knowledge, no material expenditures are, or based on applicable Law, will be required of the Company for it and its business and operations to remain in compliance with applicable Law.

4.12 Tax Matters

(a) The Company has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns were accurate, correct and complete in all material respects and accurately reflect in all material respects any information required to be shown thereon and were prepared in substantial compliance with all applicable Laws. All Taxes the Company owes (whether or not shown on any Tax Return) have been fully and timely paid, other than any Taxes for which adequate reserves in accordance with subsection (j) are reflected in the Company’s Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than federal and applicable state income tax returns for the Company’s taxable year ended December 31, 2009. No Action has ever been initiated or, to the Company’s Knowledge, Threatened by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, holder of its Equity Interests, or other third party.

(c) To the Company’s Knowledge, there is no Threatened assessment of any additional Taxes for any period for which Tax Returns have been filed nor is there any Basis therefor. There is no Action concerning any Tax Liability of the Company either (i) claimed or raised or (ii) as to which the Company has Knowledge. Schedule 4.12(c) lists all Tax Returns filed with respect to the Company since inception (other than immaterial Tax Returns such as Forms W-2 and 1099), indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to Parent correct and complete copies of all Tax Returns (other than immaterial Tax Returns such as Forms W-2 and 1099, unless specifically requested by Parent), examination reports, and statements of deficiencies assessed against or agreed to by the Company since inception.

(d) The Company has not (i) waived any statute of limitations in respect of Taxes or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect.

(e) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Code Section 168(h)(1) or (iii) “tax-exempt bond financed property” within the meaning of Code Section 168(g), (iv) “limited use property” within the meaning of Rev. Proc. 76-30 or (v) subject to Code Section 168(g)(1)(A).

(f) The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company has not entered into a transaction that, at the time entered into, was a “reportable transaction” or a “listed transaction,” as such terms are defined in Code Section 6662A, or a transaction that, at the time entered into, was subject to Code Section 7701(o) and lacked “economic substance.”

(g) The Company is not a party to any Tax allocation or sharing Contract.

(h) The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return; (ii) does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise; and (iii) has not constituted either a “distributing corporation” or a “controlled corporation” (in each case within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Code Section 355.

(i) There are no material elections with respect to Taxes affecting the Company that are not reflected in the Tax Returns listed in Schedule 4.12(c). The December 31, 2009 Financial Statements and the Interim Financial Statements provide balance sheets and computation of income or loss that the Company can use, together with other available books and records of the Company, to accurately report such matters for income Tax purposes with respect to the periods covered by such Financial Statements, and, to the Company’s Knowledge, there should be no material difference between the Company’s adjusted basis of assets and computation of income or loss for book or income Tax purposes for such periods.

(j) The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date that would result in a Liability for Taxes after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received by the Company on or prior to the Closing Date.

(l) Each “nonqualified deferred compensation plan” (as such term is defined in Code Section 409A(d)(1)) sponsored or maintained by the Company since inception has been operated since that date in good faith compliance with Code Section 409A, the regulations thereunder, and any other Internal Revenue Service guidance issued with respect thereto, to the extent applicable to such plan. No deferred compensation plan which would otherwise not be subject to Code Section 409A, has been “materially modified,” as defined in Treasury Regulation Section 1.409A-6(a)(4). Each Company Option, stock appreciation right, or other similar right to acquire Company Common Shares or other Equity Interest of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, and (iii) was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Code Section 409A and the regulations or other Internal Revenue Service guidance issued with respect thereto).

(m) There is no Contract covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or a Company Subsidiary by reason of Code Section 280G.

4.13 Title to and Condition of Assets

The Company has good and marketable title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets (a) located on its premises, shown on the Financial Statements, or acquired after the Balance Sheet Date and (b) necessary for the conduct of its business as currently conducted, in each case free and clear of all Encumbrances except for Encumbrances reflected on Schedule 4.13, except for properties and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date. Each such tangible asset is free from defects (patent and latent) other than immaterial defects, has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it is currently used.

4.14 Real Property

Schedule 4.14 lists all real property the Company owns or leases. The Company has good, marketable, and indefeasible title to the real property it owns, including that reflected on

Schedule 4.14, subject to no Encumbrance, except for Encumbrances reflected on Schedule 4.14. Schedule 4.14 contains accurate and complete copies of all title reports and title policies the Company has obtained with respect to real property it owns. Schedule 4.14 also contains an accurate and complete list of all leases and other Contracts in respect of real property the Company leases, accurate and complete copies of which have been delivered to Parent. Except as set forth on Schedule 4.14, all of such leases and Contracts included on Schedule 4.14 are Enforceable against the Company, and, to the Company’s Knowledge, the applicable counter-parties (and their successors). To the Company’s Knowledge, all buildings, plants and structures the Company owns or uses lie wholly within the boundaries of the real property the Company owns or leases and do not encroach upon any other Person’s property.

4.15 Intellectual Property

(a) The Company owns or has the right to use pursuant to an Enforceable Contract all Intellectual Property necessary to operate its business as currently conducted. Each item of Intellectual Property that the Company owned or licensed immediately prior to the Closing will be owned by or validly licensed to the Company on identical terms and conditions immediately subsequent to the Closing. The Company has taken all commercially reasonable (for a company of the size and nature of the Company) action to maintain and protect each item of Intellectual Property that it owns.

(b) The Company has not interfered with, infringed upon, misappropriated, or otherwise violated or come into conflict with any other Person’s Intellectual Property. The Company has never received any notice alleging any such interference, infringement, misappropriation, violation or conflict (including any claim that the Company must license or refrain from using any other Person’s Intellectual Property). To the Company’s Knowledge, no third Person has any Intellectual Property that interferes with the Company’s use of any of its Intellectual Property. To the Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated, or otherwise violated or come into conflict with the Company’s Intellectual Property.

(c) Schedule 4.15 lists all registrations or applications for registration with respect to any Intellectual Property owned by the Company. The Company has delivered to Parent correct and complete copies of all material written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property that is owned, registered or subject to an application for registration by the Company. With respect to each such item of Intellectual Property: (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any outstanding Order; (iii) no Action is pending or, to the Company’s Knowledge, Threatened which challenges the Enforceability, use, or ownership of the item; and (iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d) All former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to all inventions, improvements, discoveries and information relating to the Company’s business. To the Company’s Knowledge, no current employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to any Person other than the Company.

4.16 Inventory

The Company’s inventory, whether reflected on the Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and, except as has been written down on the Financial Statements, none of which is slow-moving, obsolete, damaged or defective (other than immaterial defects). Any inventory that has been written down has either been written off or written down to its net realizable value. There has been no change in inventory valuation standards or methods with respect to the inventory in the prior three years. The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the Company. The Company does not hold any items of inventory on consignment from other Persons and no other Person holds any items of inventory on consignment from the Company.

4.17 Contracts

Except as otherwise disclosed in Schedules 4.14, 4.15, 4.20 and 4.24, Schedule 4.17 lists the following Contracts in effect, as of the date of this Agreement, to which the Company is a party (each a “Material Contract”):

(a) Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum.

(b) Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $25,000.

(c) Any Contract concerning a limited liability company, partnership, joint venture, or similar arrangement in which the Company is a member, manager or partner, as applicable.

(d) Any Contract (or group of related Contracts) under which the Company has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $25,000, or under which the Contract has imposed or the Company has suffered to exist an Encumbrance on any of its assets.

(e) Any Contract concerning confidentiality or noncompetition other than any such confidentiality Contracts entered into in the Ordinary Course of Business with employees and consultants and which have been provided to Parent and its counsel.

(f) Any Contract with any Stockholder or, to the Company’s Knowledge, any Affiliates of any Stockholder.

(g) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other similar Contract for the benefit of its current or former directors, officers and employees (other than stock options granted in the Ordinary Course of Business).

(h) Any collective bargaining Contract.

(i) Any Contract for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing severance benefits.

(j) Any Contract under which it has advanced or loaned any amount to any of its directors, officers or employees other than advancement of Company related expenses incurred in the Ordinary Course of Business.

(k) Any Contract relating to product development or other research and development activities which was in effect at any time since inception.

(l) Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $25,000.

The Company has delivered to Parent a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.17 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.17. With respect to each such Contract: (i) the Contract is Enforceable; (ii) the Contract will continue to be Enforceable on the same terms immediately following the Effective Time; (iii) neither the Company nor, to the Company’s Knowledge, any counter-party is in Breach of such Contract, and no event has occurred that with notice or lapse of time would constitute a Breach under the Contract; and (iv) to the Company’s Knowledge, no party to the Contract has repudiated any provision thereof.

4.18 Receivables

All of the Receivables represent bona fide transactions, and arose in the Ordinary Course of Business of the Company, and are reflected properly in its books and records. All of the Receivables are current and, to the Company’s Knowledge, good and collectible, and are anticipated to be collected in accordance with past practice and the terms of such Receivables (and in any event within six months following the Closing Date) (net of an allowance for doubtful amounts not to exceed $1,000 in the aggregate).

4.19 Powers of Attorney

There are no outstanding powers of attorney executed on behalf of the Company.

4.20 Insurance

Schedule 4.20 contains accurate and complete, (i) lists of all insurance policies currently carried by the Company, and (ii) lists of all insurance loss runs or workers’ compensation claims received for the past three policy years. The Company has provided to Parent copies of all insurance policies of the Company currently in effect. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to its Contracts and applicable Law. Such insurance policies are currently in full force and effect. No insurance that the Company has ever carried has been canceled nor, to the Company’s Knowledge, has any such cancellation been Threatened. The Company has never been denied coverage nor, to the Company’s Knowledge, has any such denial been Threatened.

4.21 Litigation

Schedule 4.21 sets forth each instance in which the Company (a) is subject to any outstanding Order or (b) is a party to, the subject of, or, to the Company’s Knowledge, is Threatened to be made a party or the subject of, any Action. No Action required to be set forth in Schedule 4.21 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to the Company.

4.22 Liability

To the Company’s Knowledge, the Company does not have any Liability arising out of any injury to individuals or property as a result of services provided, or the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered, by the Company.

4.23 Labor; Employees

To the Company’s Knowledge, no executive, officer, key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining Contract, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice (as determined under any applicable Law). To the Company’s Knowledge, there is no organizational effort currently being made or Threatened by or on behalf of any labor union with respect to the Company’s employees.

4.24 Employee Benefits

Schedule 4.24 lists each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that the Company maintains or to which the Company contributes. With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to prior to the Closing Date, by the Company or any ERISA Affiliate, (a) no withdrawal Liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal Liability has not been satisfied, (b) no Liability to the PBGC has been incurred by the Company or any ERISA Affiliate, which Liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. With respect to any kind of employee benefit plan, such plan has been funded and maintained, in all material respects, in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.

4.25 Environmental, Health, and Safety Matters

The Company and each of its predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements. The Company has obtained, has complied with, and is in compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such Permits is set forth in Schedule 4.25, and all such Permits are in full force and effect, free from Breach, and the Transactions will not adversely affect them. There are no pending or, to the Company’s Knowledge, Threatened allegations by any Person that the Company’s properties or assets are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements.

4.26 Customers and Suppliers

Schedule 4.26 lists the Company’s (a) ten largest customers in terms of sales during the twelve (12) month period ended as of the Balance Sheet Date and states the approximate total sales by the Company to each such customer during such period, and (b) ten largest suppliers during the twelve (12) month period ended as of the Balance Sheet Date. Except as set forth in Schedule 4.26, the Company has not received notice of termination or an intention to terminate the relationship with the Company from any customer or supplier listed on Schedule 4.26.

4.27 Permits

The Company possesses all Permits required to be obtained for its businesses and operations, including its provision of services, as presently conducted. Schedule 4.27 sets forth a list of all such Permits. With respect to each such Permit: (i) it is valid, subsisting and in full force and effect; (ii) there are no violations of such Permit that would result in a termination of such Permit; (iii) the Company has not received notice that such Permit will not be renewed; and (iv) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

4.28 Foreign Corrupt Practices Act Compliance

The Company has not, directly or indirectly, in connection with its business, made or agreed to make any payment to any Person connected with or related to any Governmental Body in violation of the Foreign Corrupt Practices Act.

4.29 Certain Business Relationships with the Company

Except as set forth in Schedule 4.29, neither any Stockholder nor, to the Company’s Knowledge, any Affiliate of a Stockholder has been involved in any business arrangement or relationship with the Company within the past three years, and neither any Stockholder nor Affiliate of a Stockholder owns any asset that is used in the Company’s business.

4.30 Health Care Matters

Without limiting the generality of any other provision contained herein, the Company represents and warrants as follows:

(a) The Company is in compliance with all Health Care Laws applicable to the operation of its business as currently conducted, including its provision of services, subject to minor exceptions and deficiencies that would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.30, all material reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished to any Governmental Body have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), subject to minor exceptions and deficiencies that would not reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company, nor any officer of the Company, has made an untrue statement of a material fact or fraudulent statement to any Governmental Body, failed to disclose a material fact required to be disclosed to any Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a violation of any Health Care Law.

(d) A list of the Managed Care Contracts in effect on the Closing Date is described on Schedule 4.30. The Company has the requisite provider number or other applicable Permit to bill (i) the Medicare program (to the extent the Company participates in the Medicare program), (ii) the respective Medicaid program in the state or states in which the Company operates, and (iii) all other Third Party Payor Programs, including but not limited to Managed Care Contracts with managed care organizations, that the Company currently bills. There is no investigation, audit, claim review, or other action pending, or to the Knowledge of the Company, Threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor provider number or result in the Company’s exclusion from any Third Party Payor Program. To the Company’s Knowledge, the Company has not billed or received any payment or reimbursement in excess of amounts allowed by any Health Care Law or other Law.

(e) To the Company’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the Basis for any material Action by a Governmental Body against or affecting the Company relating to any of the Health Care Laws.

(f) Neither the Company nor any Person acting on behalf of the Company is a party to any Contract (including any joint venture or consulting agreement) with any physician, health care facility, hospital, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or otherwise generate business to provide services, lease space, lease equipment or engage in any other venture or activity, other than agreements which are in compliance with all applicable Health Care Laws. Unless done in compliance with all applicable Health Care Laws, neither the Company nor, to the Company’s Knowledge, any Person acting on behalf of the Company, directly or indirectly, has: (1) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, referral source, supplier, contractor or Third Party Payor in order to illegally obtain business or payments from such Person; (2) given or agreed to give, or is aware that there has been made or that there is any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, referral source, supplier, contractor, Third Party Payor or any other Person; (3) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Body having jurisdiction over such payment, contribution or gift; or (4) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used or was given for any purpose other than that described in the documents supporting such payment.

(g) There are no Medicare or Medicaid termination proceedings underway with respect to the Company. The Company meets the Medicare conditions of participation and, to the Company’s Knowledge, no employee of or independent contractor to the Company has been excluded from participating in Medicare or Medicaid programs.

(h) The Company maintains a Health Care Laws compliance program that is in customary form and adequate to minimize or prevent violations of Health Care Laws, which violations would reasonably be expected to have a Material Adverse Effect.

4.31 Internal Controls

The Company maintains materially accurate books and records reflecting its assets and liabilities and, to the Knowledge of the Company, maintains proper and adequate internal accounting controls which the Company’s Board of Directors and management reasonably believe provide reasonable assurance that (i) transactions are executed with management’s authorization to the extent reasonably appropriate and (ii) transactions are recorded as reasonably necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets. As of the date of this Agreement, there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting in such employees’ capacity as such.

4.32 Accuracy of Information Furnished

To the Company’s Knowledge, no representation or warranty contained in this ARTICLE 4 (including the Schedules) contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein, in light of the circumstances in which there were made, not misleading. The Company has provided Parent with correct and complete copies of all Contracts listed or described in the Schedules.

ARTICLE 5.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period of time between the execution of this Agreement and the earlier of the Closing and the Termination Date:

5.1 General

Each Party will use its Commercially Reasonable Efforts to take all actions and to do all things necessary to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to such Party (including obtaining any required board or stockholder consents and satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 6).

5.2 Stockholder Approval

(a) The Company shall solicit written consents of the Stockholders in lieu of a meeting as soon as reasonably practicable for the purpose of obtaining the Stockholder Approval. In connection with the Merger, this Agreement and the Transactions contemplated hereby, the Board of Directors of the Company shall (i) recommend to the Stockholders that they consent to, and use Commercially Reasonable Efforts to obtain the necessary approvals by the Stockholders, of the Merger, this Agreement and the Transactions, and (ii) otherwise comply with all requirements of the Corporate Law, other applicable Law and the Company’s Organizational Documents in connection with obtaining the Stockholder Approval. The Company shall prepare and distribute to the Stockholders a consent solicitation disclosure statement in connection with the solicitation of consents to obtain the Stockholder Approval. The Company shall provide Parent a reasonable period of time to review the disclosure statement prepared in connection with such consent solicitation prior to the distribution of such disclosure statement to the Stockholders.

(b) The Company shall prepare and immediately upon obtaining the requisite Stockholder Approval distribute a notice of the Stockholder Approval to the Stockholders in accordance with the Corporate Law, which notice shall include a summary of all applicable appraisal or dissenters’ rights under the Corporate Law or any other applicable Law in compliance with Section 262(d) of the Corporate Law and other applicable Law. The Company shall provide Parent a reasonable period of time to review the disclosure statement prepared in connection with such consent solicitation prior to the distribution of such disclosure statement to the Stockholders.

5.3 Notices and Consents

The Company will give any notices to third parties, and will use its Commercially Reasonable Efforts to obtain any third party Consents listed on Schedule 4.3, or that Parent may otherwise reasonably request in connection with the matters referred to in Section 4.3. The Company will give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by Parent pursuant to any applicable Law in connection with the consummation of the Transactions, including in connection with the matters referred to in Section 4.3. Nothing in this

Section 5.3 will require that Parent, its Affiliates or the Company (the determination with respect to which Parent will make) take any actions that could affect the normal and regular operations of Parent, its Affiliates or the Company after the Closing.

5.4 Operation of Business

Except as contemplated by this Agreement or with the written consent of Parent, which shall not be unreasonably withheld, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of the Closing or the Termination Date, the Company will confer on a regular and frequent basis with one or more representatives of Parent to report on operational matters and the general status of the Company’s ongoing business, operations and finances and will promptly provide to Parent or its representatives copies of all filings the Company makes with any Governmental Body during such period.

5.5 Preservation of Business

The Company will use Commercially Reasonable Efforts to keep its business and properties substantially intact, including its present operations, physical facilities, and working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

5.6 Full Access

The Company will permit representatives of Parent to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, Contracts and documents pertaining to the Company and will furnish copies of all such books, records, Contracts, and documents and all financial, operating and other data, and other information as Parent may reasonably request; provided, however, that no investigation pursuant to this Section 5.6 will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions.

5.7 Notice of Developments

The Company will give prompt written notice to Parent of any development occurring after the date of this Agreement which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 4. Parent will give prompt written notice to the Company of any development occurring after the date of this Agreement which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 3. Except as set forth in Section 9.2(a) or Section 9.3(a), no disclosure by any Party pursuant to this Section 5.7 will be deemed to amend or supplement the Schedules to prevent or cure any misrepresentation or Breach of any representation, warranty or covenant.

5.8 Exclusivity

The Company will not (i) solicit, initiate or encourage the submission of any proposal or offer from any Person other than the Parent Parties relating to the acquisition of any Equity Interests or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person other than the Parent Parties to do or seek any of the foregoing. The Company will notify Parent promptly if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry or contact.

5.9 Affiliated Transactions

Except as contemplated by this Agreement, the Company will cause all Contracts and transactions by and between any Stockholder or any Affiliate of a Stockholder, on the one hand, and the Company, on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Company or Parent, and will deliver to Parent evidence of such terminations that is reasonably acceptable to Parent.

5.10 FIRPTA Compliance

If requested by Parent or the Exchange Agent, on or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement, substantially in the form of Exhibit K, for purposes of satisfying the exemption from withholding set forth in Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE 6.

ADDITIONAL COVENANTS

The Parties agree as follows:

6.1 Confidentiality

Parent and the Company acknowledge that they have previously executed that certain Mutual Non-Disclosure Agreement dated October 7, 2009 (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms. The existence of this Agreement and all information contained herein or in the Schedules relating to ARTICLE 4 shall be deemed “Confidential Information” (as defined and subject to the exceptions set forth in the Confidentiality Agreement). Notwithstanding the foregoing, Parent may make such public disclosure of the existence of this Agreement, the principal economic terms thereof and the status with respect to achieving the Closing as it desires; provided, that Parent will consult with the Company prior to releasing any such public disclosure so that the Company may notify the Company’s employees of the Transactions. Neither the Company nor any of its Affiliates will issue any press release or other public announcement related to this Agreement or the Transactions without Parent’s prior written approval.

6.2 Employee Offers

With respect to the employees of the Company, Parent may, at its discretion, retain or offer continued employment with the Company or Parent after the Closing. Each employee of the Company who remains an employee of the Company after the Closing shall be eligible to receive salaries, benefits (severance and otherwise) and equity awards consistent with Parent’s applicable human resources policies. Parent’s offer of employment shall be subject to and in compliance with Parent’s standard human resources policies and procedures and will be contingent upon such persons executing standard employment related documentation and acknowledging that they continue to be bound by, and that Parent is a beneficiary of, any confidentiality and inventions assignment agreements between such person and the Company.

6.3 Director and Officer Indemnification

Subject to ARTICLE 9, for four (4) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company under any and all indemnification agreements between the Company and any of its current or former directors and officers (the “Indemnified Company Officers and Directors”) in effect on the date hereof, all of which have been provided to Parent and its counsel. To the extent permitted by Law, for a period of four (4) years after the Effective Time, Parent shall (and shall cause the Surviving Corporation and its subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable to the Indemnified Company Officers and Directors as the indemnification and exculpation provisions contained in the Company Organizational Documents as in effect on the date hereof. Notwithstanding any other provision of this Agreement to the contrary, each such Indemnified Company Officers and Directors shall be an intended third party beneficiary under this Section 6.3.

6.4 Section 338 Election

The Company agrees that Parent may make an election (the “Section 338 Election”) at its discretion under Section 338 of the Code and any comparable election under state or local Tax law with respect to the Transactions and, as may be necessary, the Company will join Parent in making the Section 338 Election; provided, however, that, for the avoidance of doubt, the Security Holders shall have no obligation to indemnify for any Tax consequences of any Section 338 Election that Parent may decide to make with respect to the Transactions (other than Tax Liabilities resulting from the Breach of any representation, warranty or covenant of the Company or the Security Holders). The Stockholder Representative agrees to cooperate with Parent in the completion and timely filing of any documents required in connection with the Section 338 Election.

6.5 Personal Guarantees

The Company and Parent will cooperate and use Commercially Reasonable Efforts to have Roberta Della Vedova released in her capacity as personal guarantor of the Company’s obligations with respect to any Contracts to which the Company is a party.

6.6 Security Holder Schedule

Upon any written request from Parent, Stockholder Representative shall, as soon as reasonably practicable and in any event within five (5) business days, provide Parent with an updated schedule (as of a date or dates specified in Parent’s written request) of the Pro Rata Portions of all Security Holders, the relative proportions of any Earn Out Amount that each Earn Out Recipient would be entitled to receive, or such other information as is reasonably necessary for Parent to comply with its obligations and/or enforce its rights hereunder with respect to the Security Holders (each, a “Security Holder Statement”). Parent shall be entitled to rely (a) upon any Security Holder Statement and the information provided by Stockholder Representative to Parent in connection therewith and (b) on the Stockholder Representative acting as the exclusive representative of the Security Holders in connection with this Agreement and the transactions contemplated hereby, and shall be indemnified and held harmless by the Security Holders in reliance thereon in accordance with ARTICLE 9. Parent shall have no liability to the Security Holders for any misallocations, miscalculations or other errors in the Security Holder Statement or in connection with any distributions or allocations made pursuant to this Agreement to the extent such distributions or allocations are made in accordance with and in reliance on any Security Holder Statement.

ARTICLE 7.

CLOSING CONDITIONS

7.1 Conditions Precedent to Obligation of the Parent Parties

The Parent Parties’ obligation to effect the Merger and consummate the other Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to a Parent Party in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of a Parent Party (regardless of whether the Company is given notice of any such matter): (i) consummation by the Parent Parties of the Transactions, (ii) any inspection or investigation, if any, of the Company, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to the Company, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 4 must have been accurate and complete in all material respects (except with respect to any representations and warranties that are qualified as to materiality, with respect to which such representations and warranties must have been accurate and complete in all respects) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any representations and warranties that are qualified as to materiality, with respect to which such representations and warranties must have been accurate and complete in all respects) as of the Closing Date, as if made on the Closing Date (except for representations and warranties that by their express terms are made solely as of a specified earlier date), without giving effect to any supplements to the Schedules.

(b) Compliance with Obligations. The Company must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (individually and in the aggregate) in all material respects.

(c) No Material Adverse Change. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(d) No Order or Injunction. There must not be issued and in effect any Order restraining or prohibiting the Transactions

(e) Consents. The Company must have obtained all of the Consents listed on Schedule 7.1(e).

(f) Stockholder Approval. The Company shall have obtained the Stockholder Approval.

(g) Legal Opinion. The Company must have delivered to Parent an opinion of Cooley LLP, outside counsel to the Company, in form and substance as set forth in Exhibit L, addressed to Parent and dated as of the Closing Date.

(h) Dissenting Shares. The holders of no more than 10% of the Company Common Shares (calculated on a fully converted basis) may have exercised their dissent or appraisal rights under the Corporate Law or the California Corporations Code, as applicable.

(i) Release Agreements. The Parent shall received executed payoff letters and general releases from all Persons entitled to receive payment of any portion of the Indebtedness for Borrowed Money at the Closing.

(j) Options and Warrants. Prior to the Closing, all Company Options, Company Warrants and other Commitments of the Company shall be cancelled and terminated.

(k) Employment Documents. Parent shall have received standard confidentiality and inventions assignment agreements from each of the current employees of the Company.

(l) Exhibit A Update. The Company shall deliver to Parent an update to Exhibit A setting forth the applicable information as of immediately prior to the Effective Time.

7.2 Conditions Precedent to Obligation of the Company

The Company’s obligation to effect the Merger and consummate the other Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to the Company or the Security Holders in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of the Company or the Security Holders (regardless of whether Parent is given notice of any such matter): (i) consummation by the Company of the Transactions, (ii) any inspection or investigation, if any, of a Parent Party, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to a Parent Party, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 3 must have been accurate and complete in all material respects (except with respect to any representations and warranties that are qualified as to materiality, with respect to which such representations and warranties must have been accurate and complete in all respects) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any representations and warranties that are qualified as to materiality, with respect to which such representations and warranties must have been accurate and complete in all respects) as of the Closing Date, as if made on the Closing Date (except for representations and warranties that by their express terms are made solely as of a specified earlier date).

(b) Compliance with Obligations. Each Parent Party must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (individually and in the aggregate) in all material respects.

(c) No Order or Injunction. There must not be issued and in effect any Order restraining or prohibiting the Transactions.

ARTICLE 8.

TERMINATION

8.1 Termination of Agreement

The Parties may terminate this Agreement as provided below:

(a) Parent and the Company may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

(b) Parent or the Company may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice will not have caused such failure to close.

(c) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if the Company has Breached any representation, warranty or covenant contained in this Agreement in any material respect (except with respect to any representations, warranties or covenants that are qualified as to materiality, in which case such termination rights will arise upon any Breach) and (i) the Company is not using its Commercially Reasonable Efforts to cure such Breach, or has not cured such Breach within thirty (30) days, after notice of such breach, provided that no cure period shall be required for a Breach which by its nature cannot be cured) and (ii) as a result of such Breach any of the conditions set forth in Section 7.1 would not be satisfied as of the Closing Date.

(d) The Company may terminate this Agreement by giving notice to Parent at any time prior to the Closing if any Parent Party has Breached any representation, warranty or covenant contained in this Agreement in any material respect (except with respect to any representations, warranties or covenants that are qualified as to materiality, in which case such termination rights will arise upon any Breach) and (i) Parent is not using its Commercially Reasonable Efforts to cure such Breach, or has not cured such Breach within thirty (30) days, after notice of such breach, provided that no cure period shall be required for a Breach which by its nature cannot be cured) and (ii) as a result of such Breach any of the conditions set forth in Section 7.2 would not be satisfied as of the Closing Date.

8.2 Effect of Termination

(a) Except for the obligations under Section 6.1, this ARTICLE 8 and ARTICLE 12, if this Agreement is terminated under Section 8.1, then, except as provided in this Section 8.2, all further obligations of the Parties under this Agreement will terminate and this Agreement shall be of no further force or effect.

(b) If Parent or the Company terminates this Agreement pursuant to Section 8.1(c) or 8.1(d), as the case may be, then the rights of the non-Breaching Party(ies) to pursue all legal remedies available with respect to any Breaching Party will survive termination unimpaired.

ARTICLE 9.

INDEMNIFICATION

9.1 Survival of Representations and Warranties

(a) Each representation and warranty of the Company contained in this Agreement and any document delivered pursuant to this Agreement and any certificate delivered pursuant to Section 2.3(a)(i) will survive the Closing and will continue in full force and effect for twenty (20) months thereafter, except (i) the representations and warranties set forth in Sections 4.4, 4.12, 4.24, and 4.25, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires, and (ii) the representations and warranties set forth in Sections 4.1, 4.2, 4.5, and 4.7, which will survive the Closing and continue in full force and effect indefinitely.

(b) Each representation and warranty of the Parent Parties contained in this Agreement and any document delivered pursuant to this Agreement and any certificate delivered pursuant to Section 2.3(b)(i) will survive the Closing and continue in full force and effect for twenty (20) months thereafter.

(c) Each other covenant, agreement and other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations, unless a different period is expressly contemplated herein or thereby (including, without limitation, covenants, agreements and other provisions which by their terms contemplate performance following the Closing, such as the Parties’ obligations under ARTICLE 11 which will continue until the Parties have completed performance thereunder).

9.2 Indemnification Provisions for Parent’s Benefit

By virtue of the approval of this Agreement and the Merger by the Company’s Board of Directors and the Stockholders’ approval of this Agreement under the Company’s Organizational Documents and the provisions of the Corporate Law, each Security Holder will be deemed to have agreed that, from and after the Effective Time and subject to the provisions of this ARTICLE 9, the Security Holders will, severally (in the proportions provided for in Section 9.5(c)), indemnify and hold the Stockholder Indemnified Parties harmless from and pay any and all Damages resulting from, relating to, arising out of, or attributable to any one of the following:

(a) Any Breach of any representation or warranty the Company has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than (in the event the Transactions are consummated) any such Breach that is disclosed in a supplement to the Schedules delivered under Section 5.7, as having caused a condition specified in Section 7.1 not to be satisfied.

(b) Any Breach by the Company of any covenant or obligation of the Company in this Agreement.

9.3 Indemnification Provisions for the Security Holders’ Benefit

The Parent Parties will indemnify and hold the Parent Indemnified Parties harmless from and pay any and all Damages incurred by the Parent Indemnified Parties directly or indirectly resulting from, relating to, arising out of, or attributable to any of the following:

(a) Any Breach of any representation or warranty any Parent Party has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than (in the event the Transactions are consummated) any such Breach that is disclosed in a supplement to the Schedules delivered under Section 5.7, as having caused a condition specified in Section 7.2 not to be satisfied.

(b) Any Breach by any Parent Party of any covenant or obligation of any Parent Party in this Agreement.

9.4 Third Party Indemnification Claim Procedures

(a) If any Action is commenced in which any Indemnified Party is a party that may give rise to a claim for indemnification against any Indemnitor (an “Indemnification Claim”), then such Indemnified Party will promptly give written notice to the Indemnitor and will give the Indemnitor such information with respect thereto as the Indemnitor may reasonably request. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) In connection with any Indemnification Claim, the Indemnified Party may defend with attorneys of its choice against the Indemnification Claim in any manner it may deem appropriate. The Indemnified Party may not settle any such Indemnification Claim without the written consent of the Indemnitor, which consent will not be withheld unreasonably.

9.5 Limitations on Indemnification Liability

(a) With Respect to Claims by the Stockholder Indemnified Parties. Any claims the Stockholder Indemnified Parties make under this ARTICLE 9 will be limited as follows:

(i) Ceiling. The Security Holders’ aggregate Liability for money Damages under Section 9.2(a) will not exceed an amount equal to $2,000,000, provided that the limitation contemplated hereby will not be applicable with respect to (A) Breaches of Sections 4.1, 4.2, 4.5 or 4.7 or (B) instances of fraud by the Company or the Security Holders.

(ii) Basket/Threshold. The Security Holders will have no Liability for money Damages under Section 9.2(a) unless and until the aggregate of such Damages exceeds $50,000 (the “Stockholder Indemnified Parties Threshold Amount”); provided, however, if the aggregate of such Damages incurred under this Agreement exceeds the Stockholder Indemnified Parties Threshold Amount, the Security Holders’ Liability will relate back to and include the first dollar of aggregate Damages so incurred.

(iii) Individual Limitation. With respect to any claim for Damages against any Security Holder under Section 9.2(a), a Stockholder Indemnified Party will not be entitled to recover Damages related to breaches of representations and warranties herein in excess of the aggregate Merger Consideration otherwise payable to such Security Holder.

(b) With Respect to Claims by the Parent Indemnified Parties. Any claims the Parent Indemnified Parties make under this ARTICLE 9 will be limited as follows:

(i) Ceiling. The Parent Parties’ aggregate Liability for money Damages under Sections 9.3(a) will not exceed an amount equal to $2,000,000, provided that the limitatoin contemplated hereby will not be applicable with respect to (A) Breaches of Sections 3.1 (first sentence only) or 3.2 or (B) instances of fraud by a Parent Party.

(ii) Basket/Threshold. The Parent Parties will have no Liability for money Damages incurred under this Agreement unless and until the aggregate of such Damages exceeds $50,000 (the “Parent Indemnified Parties Threshold Amount”); provided, however, if the aggregate of such Damages incurred under this Agreement exceeds the Parent Indemnified Parties Threshold Amount, the Parent Parties’ Liability will relate back to and include the first dollar of aggregate Damages so incurred.

(c) Priority of Recovery Against Security Holders. With respect to any Claim for Damages pursuant to this ARTICLE 9, a Stockholder Indemnified Party will be entitled to recover Damages as follows:

(i) First, until the Escrow Fund has been distributed or depleted in full, the Stockholder Indemnified Parties shall recover any Damages from the Escrow Fund, in accordance with the procedures set forth herein and in the Escrow Agreement;

(ii) Second, until the aggregate Damages incurred under this Agreement by the Stockholder Indemnified Parties equals the sum of the Common Stock Merger Consideration and Option/Warrant Merger Consideration payable to the Primary Indemnifying Persons under this Agreement as of the date of delivery of the applicable Claim Notice (the “Determination Date”), the Stockholder Indemnified Parties shall be entitled to recover such Damages from the Primary Indemnifying Persons ratably based on their respective Pro Rata Portions calculated as of the Determination Date; and

(iii) Third, to the extent the aggregate Damages incurred under this Agreement by the Stockholder Indemnified Parties exceeds the sum of the Common Stock Merger Consideration and Option/Warrant Merger Consideration payable to the Primary Indemnifying Persons under this Agreement as of the Determination Date, the Stockholder Indemnified Parties shall be entitled to recover Damages from the Stockholders holding Company Preferred Shares outstanding immediately prior to the Effective Date ratably based on their respective Pro Rata Portions calculated as of the Determination Date.

9.6 Escrow

(a) Concurrently with the Closing, $500,000 of the aggregate Closing Cash Consideration will be placed in an escrow fund (the “Escrow Fund”), which the Escrow Agreement will govern. The Escrow Fund will be available to compensate the Stockholder Indemnified Parties for any Damages. A Stockholder Indemnified Party may not receive any assets from the Escrow Fund unless and until a Claim Notice (as defined in the Escrow Agreement) identifying the relevant Damages, have been delivered to the Escrow Agent as provided in the Escrow Agreement and the procedures (including any procedures regarding dispute resolution) set forth in the Escrow Agreement have been satisfied.

9.7 Indemnification Claim Procedures

(a) Twenty (20) days after the Indemnitor’s receipt of a written notice (a “Claim Notice”) delivered by the Indemnified Party with respect to an Indemnification Claim, which notice makes specific reference to this ARTICLE 9 and specifies the basis therefor and the amount due to the Indemnified Party by reason thereof (the “Claim Amount”), the Indemnitor shall deliver to the Indemnified Party or its designee the Claim Amount; provided, however, that the Indemnitor shall have the right to deliver a written notice of denial (a “Claim Denial”) to the Indemnified Party denying the validity in whole or in part of the claim made by the Indemnified Party in the Claim Notice.

(b) If the Indemnitor delivers a Claim Denial in accordance with Section 9.7(a), then the Indemnified Party may submit to the Indemnitor such evidence as it wishes to present to support the claim made by it in the Claim Notice. During the ten (10) day period following delivery of the Claim Denial, the Indemnitor and the Indemnified Party in good faith shall attempt to reach agreement (it being understood that neither the Indemnitor and the Indemnified Party shall be required to reach such an agreement) on an amount due (the “Resolved Claim Amount”) (or that no amount is due) with respect to the claim specified in the Claim Notice and denied in the Claim Denial. If the Indemnitor and the Indemnified Party do not reach such agreement within said ten (10) day period, then either the Indemnitor or the Indemnified Party may demand arbitration with respect to such matter. The matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnitor and the Indemnified Party. In the event that, within thirty (30) days after submission of any such dispute to arbitration, the Indemnitor and the Indemnified Party cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. In the event the Indemnitor and the Indemnified Party agree on a Resolved Claim Amount, or that no amount is due, at any time prior to the entry of an effective and final decision of an arbitrator with regard to the unresolved claim, the Indemnitor shall transfer to the Indemnified Party or its designee the applicable Resolved Claim Amount. Any arbitration as contemplated in this Section 9.7 shall be held in Los Angeles County, California, under the rules and procedures then in effect of the American Arbitration Association. The prevailing party in such action or suit shall be entitled to receive from the non-prevailing party or parties a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in any arbitration hereunder (in addition to any other relief to which the prevailing party may be entitled), and the arbitrator shall determine how the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be paid, in accordance with what the arbitrator deems just and equitable under the circumstances. The arbitrator shall set a time period and establish procedures designed to reduce the cost and time for discovery while allowing the Indemnitor and the Indemnified Party a reasonable opportunity, adequate in the reasonable judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any Claim Notice shall be final, binding and conclusive upon the Parties; provided that the arbitrator shall follow the terms and conditions of this Agreement in connection with any such decision. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty (30) days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Notwithstanding anything to the contrary in this Section 9.7, the terms of Sections 5.2 and 5.3 of the Escrow Agreement shall govern with respect to an unresolved claim in connection with a Claim Notice pursuant to which a claim is made solely against the Escrow Fund.

9.8 Exclusive Remedy; Offset

(a) If the Closing occurs, the indemnification provisions in this ARTICLE 9 will be the Security Holders’ and the Parent Parties’ exclusive remedy with respect to matters for which the applicable Indemnified Parties are entitled to indemnification under this Agreement.

(b) To the extent that the Escrow Fund has been distributed or depleted in full, the Stockholder Indemnified Parties shall have the right to set-off any obligation they may have to make payments to the Security Holders, including any Earn-Out Amount, against any amounts the Security Holders owe such Stockholder Indemnified Parties pursuant to a Claim Notice that has been finally determined in accordance with this ARTICLE 9.

(c) Any Liability of the Company to any Parent Indemnified Party under this Agreement will terminate for all purposes upon the Closing and have no further force or effect.

(d) Each Party agrees that: (a) in the event of any Breach or threatened Breach by any other Party of any covenant, obligation or other provision set forth in this Agreement, such Party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Action.

9.9 No Implied Representations

Each Party acknowledges that, except as expressly provided in ARTICLE 3 and ARTICLE 4, no Party hereto, and none of the Affiliates of any Party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

ARTICLE 10.

STOCKHOLDER REPRESENTATIVE

Pursuant to the Support Agreements, with respect to each Stockholder that has executed a Support Agreement, and because the requisite Stockholders have approved of this Agreement and the Merger, each Security Holder will be deemed to have agreed that:

10.1 Authorization of the Stockholder Representative

(a) The Stockholder Representative (and each successor appointed in accordance with Section 10.3) is hereby appointed and constituted the true and lawful attorney-in-fact of each Security Holder, with full power in his, her or its name and on his, her or its behalf to act, on behalf of each Security Holder, in connection with, and to facilitate the consummation of, the Transactions and in connection with the activities to be performed on the Security Holders’ behalf under this Agreement and the Escrow Agreement, as applicable, for the purposes and with the powers and authority set forth in this ARTICLE 10 and in the Escrow Agreement, which will include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Stockholder Representative, in its reasonable discretion, will have consented to) and to agree to such amendments or modifications thereto as the Stockholder Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in this ARTICLE 10;

(ii) to execute and deliver such amendments, waivers and consents in connection with this Agreement and the Transactions as the Stockholder Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

(iii) as the Stockholder Representative, to enforce and protect the Security Holders’ rights and interests arising out of or under or in any manner relating to this Agreement and the Escrow Agreement (including in connection with any claims related to the Transactions), as applicable, and, in connection therewith, to (A) assert any claim or institute any Action, (B) investigate, defend, contest or litigate any Action, initiated by any Indemnified Party, or any other Person, against the Security Holders and/or the Escrow Fund, and receive process on behalf of each Security Holder in any such Action and compromise or settle on such terms as the Stockholder Representative will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Security Holders with respect to any such Action, (C) file any proofs, debts, claims and petitions as the Stockholder Representative may deem advisable or necessary, (D) settle or compromise any claims related to the Transactions, (E) assume, on each Security Holder’s behalf, the defense of any claims related to the Transactions, and (F) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing Actions, it being understood that the Stockholder Representative will not have any obligation to take any such actions, and will not have Liability for any failure to take any such action;

(iv) to enforce payment from the Escrow Fund on the Security Holders’ behalf, in the Stockholder Representative’s name or, if the Stockholder Representative so elects, upon at least fifteen days’ prior written notice to the Security Holders and in the absence of written instructions to the contrary, in the names of one or more Security Holders;

(v) to refrain from enforcing any right of any Security Holder and/or of the Stockholder Representative arising out of or under or in any manner relating to this Agreement or the Escrow Agreement, as applicable; and

(vi) to make, execute, acknowledge and deliver all such other Contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper in connection with or to carry out the activities described in Sections 10.1(a)(i) through (v) and the Transactions.

(b) All decisions and actions by the Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including any agreement between the Stockholder Representative and Parent relating to the defense or settlement of any claims for which the Stockholder Indemnified Parties may be entitled to indemnification under this Agreement, will be conclusive and binding upon all of the Security Holders, as applicable, and no Security Holder will have the right to object, dissent, protest or otherwise contest any such decision or action. The grant of authority provided for in this Section 10.1: (i) is coupled with an interest and is being granted, in part, as an inducement to the Company and Parent to enter into this

Agreement and to the Stockholders to vote in favor of the Merger, and will be irrevocable, independent and severable, enforceable notwithstanding any rights or remedies that any Security Holder may have in connection with the transactions contemplated by this Agreement, will survive the death, incompetency, bankruptcy or liquidation of any Security Holder and will be binding on any successor thereto; (ii) subject to Section 10.3, may be exercised by the Stockholder Representative by signing as Stockholder Representative of any Security Holder; and (iii) will survive any distribution from the Escrow Fund.

10.2 Compensation; Exculpation; Indemnity

(a) The Stockholder Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b) In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder or thereunder, (i) the Stockholder Representative will not assume any, and will incur no, Liability whatsoever to any Security Holder because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or the Escrow Agreement; and (ii) the Stockholder Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice will not subject the Stockholder Representative to Liability to the Company, Parent, or any other Person. No Security Holder will have any cause of action against the Stockholder Representative, the Company or any Parent Party for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement or the Escrow Agreement, except for causes of action against the Stockholder Representative for fraud or willful Breach of this Agreement on the part of the Stockholder Representative.

(c) The Stockholder Representative will be entitled to be indemnified and held harmless by the Security Holders against any loss, Liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his, her or its duties under this Agreement or under the Escrow Agreement, as applicable.

10.3 Removal and Replacement of Stockholder Representative; Successor Stockholder Representative

(a) If the Stockholder Representative or his or her heir or personal representative, as the case may be, advise the Security Holders that the Stockholder Representative is unavailable to perform its duties hereunder, within three business days following notice of such advice, a Stockholder Representative, who must be an Security Holder, will be appointed by the Security Holders who held, as of immediately prior to the Closing, a majority of the voting power (on an as-converted to common stock basis) with respect to the Company’s Equity Interests.

(b) Any Stockholder Representative may be removed at any time by a written notice, delivered by the Security Holders who held, as of immediately prior to the Closing, a majority of the voting power (on an as-converted to common stock basis) with respect to the Company’s Equity Interests, to the Stockholder Representative, the other Security Holders and Parent. No Stockholder Representative may be removed until the Security Holders who held, as of immediately prior to the Closing, a majority of the voting power (on an as-converted to common stock basis) with respect to the Company’s Equity Interests have replaced such Stockholder Representative by written notice delivered to the other Security Holders and Parent.

(c) If any successor Stockholder Representative is appointed under Sections 10.3(a) or 10.3(b), such appointment will be effective upon delivery of written notice thereof, executed by the Security Holders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Company’s Equity Interests (on an as-converted to common stock basis), to each of the Stockholder Representative, the other Security Holders and Parent. Any successor Stockholder Representative will have all of the authority and responsibilities conferred upon or delegated to a Stockholder Representative pursuant to this ARTICLE 10.

10.4 Reliance; Limitation as to Parent and the Company

(a) Parent and the Company may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Stockholder Representative under Section 10.3, may continue to rely, without inquiry, upon the action of the Stockholder Representative as the action of each Security Holder in all matters referred to in this ARTICLE 10; provided, however, that if Parent is given written notice of the appointment of a successor Stockholder Representative under Section 10.3, Parent, the Company, and the Security Holders will be obligated to recognize, and will only be able to so rely upon the action of, such successor Stockholder Representative as the Stockholder Representative for all purposes under this Agreement.

(b) Except as set forth in this Section 10.4, this ARTICLE 10 creates no binding obligations between Parent or the Company, on the one hand, and the Security Holders, on the other hand.

ARTICLE 11.

EARN OUT

Because the Company’s Board of Directors and the Stockholders have approved of this Agreement and the Merger and the application of the provisions of the Corporate Law, each Earn Out Recipient will be deemed to have agreed with Parent as follows:

11.1 Earn Out

(a) As additional Merger Consideration, Parent will pay to each Earn Out Recipient the portion of the Earn Out Amount for the applicable Calculation Period, if any, that such Earn Out Recipient is entitled to receive. The Earn Out Amount will be distributed ratably to the Earn Out Recipients as follows:

(i) Each holder of Company Common Shares shall receive an amount per Company Common Share equal to: (i) if the Per Share Applicable Earn Out Merger

Consideration is greater than the Exercise Price, then (x) the sum of (1) the Applicable Earn Out Merger Consideration, divided by the Aggregate Shares and (2) the product of the Exercise Price multiplied by the number of shares underlying the Company Options and the Company Warrants outstanding and unexercised immediately prior to the Effective Time, divided by the number of Company Common Shares issued and outstanding immediately prior to the Effective Time, (y) less any Applicable Earn Out Merger Consideration previously received in respect of such Company Common Share, and (ii) if the Per Share Applicable Earn Out Merger Consideration is not greater than the Exercise Price, then (x) the Applicable Earn Out Merger Consideration, divided by the number of Company Common Shares issued and outstanding immediately prior to the Effective Time, (y) less any Applicable Earn Out Merger Consideration previously received in respect of such Company Common Share.

(ii) Each holder of Company Options and Company Warrants shall receive an amount per share with respect to the shares underlying the Company Options (treating all such shares as vested) and Company Warrants, as applicable, equal to: (i) if such holder of Company Options or Company Warrants has received any prior distribution of Applicable Earn Out Merger Consideration, then (x) the Applicable Earn Out Merger Consideration, divided by the Aggregate Shares, (y) less any Applicable Earn Out Merger Consideration previously received in respect of such underlying share, and (ii) if such holder of Company Options or Company Warrants has not received any prior distribution of Applicable Earn Out Merger Consideration, then (x) if the Per Share Applicable Earn Out Merger Consideration is greater than the Exercise Price, then (1) the Applicable Earn Out Merger Consideration, divided by the Aggregate Shares, (2) less the Exercise Price, and (y) if the Per Share Applicable Earn Out Merger Consideration is not greater than the Exercise Price, then no amount shall be received in respect of such underlying share.

(b) Within seventy-five (75) days of the end of each Calculation Period, Parent will deliver to Stockholder Representative a schedule setting forth in reasonable detail Parent’s calculation of the Adjusted Earnings or Revenue, as applicable, for such Calculation Period (each, a “Proposed Earn Out Calculation”). The Proposed Earn Out Calculation will be subject to Stockholder Representative’s review. In reviewing the Proposed Earn Out Calculation, Stockholder Representative will have the right to communicate with, and to review the work papers, schedules, memoranda and other relevant books, records and documents Parent prepared or reviewed in determining the Proposed Earn Out Calculation for such Calculation Period, all to the extent Stockholder Representative reasonably requires to complete its review of the Proposed Earn Out Calculation. Unless Stockholder Representative delivers to Parent within fifteen (15) days after its receipt of the Proposed Earn Out Calculation from Parent a written notice describing any dispute with the Proposed Earn Out Calculation (a “Dispute Notice”), the Proposed Earn Out Calculation for the applicable Calculation Period will be conclusive and binding on Parent and the Earn Out Recipients with respect to the Earn Out Amount for the applicable Calculation Period. If the Stockholder Representative timely delivers a Dispute Notice, the Parties will follow the procedures for resolution of disputes set forth in Section 11.5.

(c) Within twenty (20) business days of the determination of the Adjusted Earnings or Revenue, as applicable, under this Section 11.1 or Section 11.5, Parent will pay to each Earn

Out Recipient an amount equal to the portion of the applicable Earn Out Amount that such Earn Out Recipient is entitled to receive.

(d) Notwithstanding anything to the contrary contained herein, in the event that the Company or Parent, or any direct or indirect parent entity of the Company or Parent, or any of their respective partners, members or stockholders, consummate, or cause to be consummated, a transaction or series of related transactions pursuant to which (i) all or substantially all of the assets of the Company are sold or transferred to a non-Affiliate of Parent, or (ii) Parent or Affiliates thereof cease to hold, directly or indirectly, a majority of the equity interests of the Company (whether by merger, consolidation, acquisition of equity interests or all or substantially all of the assets of the Company or otherwise, a “Divestiture”), until all obligations of Parent under this ARTICLE 11 are completed, Parent will require any successor to Parent in connection with a Divestiture to assume and agree to perform this Agreement, in the same manner and to the same extent that Parent would have been required to perform it if no such succession had taken place

11.2 Certain Definitions

For this Agreement, the following terms will have the indicated meanings.

(a) “Adjusted Earnings” means the sum of, during the applicable Calculation Period, (i) operating income of the Company and (ii) twenty percent (20%) of the net revenue recognized Parent or any Affiliate of Parent (other than the Company) that is directly attributable to sales of Company Services, in each case including a provision for all year-end accounting adjustments consistent with GAAP and otherwise determined in accordance with GAAP; provided, however, that all inter-company revenues and inter-company expenses generated between the Company, on the one hand, and Parent or any of its Affiliates other than the Company, on the other hand, shall be excluded from the Adjusted Earnings for purposes of determining the Earn Out Amount, unless Parent and the Stockholder Representative shall otherwise agree.

(b) “Calculation Period” means each of the twelve (12) month periods ending on (i) December 31, 2011 (the “First Calculation Period”), (ii) December 31, 2012 (the “Second Calculation Period”), and (iii) December 31, 2013 (the “Third Calculation Period”), respectively.

(c) “Company Services” means clinical laboratory testing services. For avoidance of doubt, the term “Company Services” excludes products sold by the Company, Parent or any Affiliates to any Person that are used by a Person to perform testing services.

(d) “Earn Out Amount” means the dollar amounts that may be earned for each Calculation Period as set forth below:

(i) $325,000 if the Revenue for the First Calculation Period meets or exceeds the corresponding Target; provided, however, that (A) if there is a Shortfall in the First Calculation Period and the cumulative Revenue for the First Calculation Period and the Second Calculation Period meets or exceeds the sum of the Target Revenue for both such Calculation Periods, then fifty percent (50%) of such amount will be deemed earned following the Second Calculation Period, and (B) if there is a Shortfall in the First Calculation Period and the cumulative Targets specified in the foregoing clause (A) are not satisfied, but the cumulative Revenue for all three Calculation Periods meets or exceeds the sum of the Target Revenue for all three Calculation Periods, then twenty-five percent (25%) of such amount will be deemed earned following the Third Calculation Period;

(ii) $325,000 if the Revenue for the Second Calculation Period meets or exceeds the corresponding Target; provided, however, that if there is a Shortfall in the Second Calculation Period and the cumulative Revenue for the Second Calculation Period and the Third Calculation Period meets or exceeds the sum of the Target Revenue for both such Calculation Periods, then fifty percent (50%) of such amount will be deemed earned following the Third Calculation Period;

(iii) $325,000 if the Revenue for the Third Calculation Period meets or exceeds the corresponding Target;

(iv) $325,000 if the cumulative Adjusted Earnings for the First Calculation Period, Second Calculation Period and Third Calculation Period meets or exceeds the corresponding Target;

If there is a Surplus in Revenue for any Calculation Period (other than the final Calculation Period), then the amount of the Surplus for such Calculation Period shall be applied and added to Revenue for the immediately following Calculation Period.

(e) “Earn Out Recipient” means each holder of Company Common Shares issued and outstanding immediately prior to the Effective Time and each holder of Company Options and Company Warrants outstanding and unexercised immediately prior to the Effective Time.

(f) “Revenue” means the sum of, during the applicable Calculation Period, (i) net revenue recognized by the Company and (ii) net revenue recognized by Parent or any Affiliate of Parent (other than the Company) that is directly attributable to sales of Company Services, in each case including a provision for all year-end accounting adjustments consistent with GAAP and otherwise determined in accordance with GAAP; provided, however, that Revenue shall exclude all inter-company revenues generated between the Company, on the one hand, and Parent or any of its Affiliates other than the Company, on the other hand.

(g) “Shortfall” means, with respect to any Calculation Period in which the Revenue was less than the corresponding Target, the difference between such Target and the Revenue attributable to such Calculation Period.

(h) “Surplus” means, with respect to any Calculation Period, the amount, if any, by which the Revenue for such period exceeds the corresponding Target.

(i) “Target” means the target Revenue or Adjusted Earnings, as applicable, for each Calculation Period as set forth on Schedule 11.2(i).

11.3 Accounting and Other General Principles

For purposes of making calculations in this ARTICLE 11, the following provisions will apply.

(a) For purposes of this ARTICLE 11, GAAP will be GAAP as in effect on the date hereof.

(b) No gain, loss, income, or expense or recognition or non-recognition of revenue resulting from a change in the Company’s accounting methods, principles, or practices, or a change in auditing methods under GAAP from that which is used in the Financial Statements will be taken into account.

(c) Accounting for accounts receivable will be consistent with GAAP and accepted industry practice with respect thereto.

11.4 Conduct of Parent During Calculation Periods

During the Calculation Periods, Parent and the Company shall (i) act in good faith at all times in connection with the obligations set forth in this ARTICLE 11; (ii) not take any action that is intended to be discriminatory to the interests of the Earn Out Recipients in maximizing the Earn Out Amount to be paid by Parent; (iii) use reasonable efforts, based on Parent’s good faith business judgment after taking into account Parent’s overall business, availability liquidity and capital resources, working capital and other business factors as Parent deems relevant, to promote the Company Services and otherwise enable the Company to achieve each of the Targets, including, but not limited to, supplying requisite resources to purchase and validate Flow Cytometry, continuing to support the Company’s solid-tumor testing focus consistent with the Company’s prior practice and providing requisite availability of NADiA ProsVue.

11.5 Resolution of Conflicts

If Parent and Stockholder Representative are unable to agree on the Adjusted Earnings or Revenue, as applicable, for any Calculation Period (the “Disputed Amount”), then (a) for twenty (20) days after the date Parent receives the letter describing its exceptions to Parent’s calculation of the Disputed Amount, Stockholder Representative and Parent will use their Commercially Reasonable Efforts to agree on the calculation of the Disputed Amount and (b) lacking such agreement within such period of time, the matter will be referred to an independent accounting firm mutually acceptable to Parent and the Stockholder Representative, who will determine the correct Disputed Amount within 30 days of such referral, which determination will be final and binding on Parent and the Earn Out Recipients.

ARTICLE 12.

MISCELLANEOUS

12.1 Entire Agreement

This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions; provided, however, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Except as expressly contemplated by ARTICLE 9 and Section 6.3, there are no third party beneficiaries having rights under or with respect to this Agreement.

12.2 Successors

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

12.3 Assignments

No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, not to be withheld unreasonably, of Parent and (i) before the Closing, the Company, and (ii) after the Closing, the Stockholder Representative; provided, however, that, after the Closing and subject to ARTICLE 11, Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless will remain responsible for the performance of all of its obligations hereunder).

12.4 Notices

All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)	If to Parent and after Closing to the Company:

IRIS INTERNATIONAL, INC.

9172 Eton Avenue

Chatsworth, CA 91311

Attn: Chief Executive Officer

Fax: (818) 700-9661

Copy to (which will not constitute notice):

STUBBS ALDERTON & MARKILES, LLP

15260 Ventura Blvd., 20th Floor

Sherman Oaks, CA 91403

Attn: John McIlvery, Esq.

Fax: (818) 444-4520

(b)	If to the Company (before the Closing):

ALLIEDPATH, INC.

10455 Pacific Center Court

San Diego, CA 92121

Attn: Chief Executive Officer

Fax:  (858) 768-5361

If to the Stockholder Representative:

Bruce Huebner

2004 Coast Blvd.

Del Mar, CA 92014

Email: bhuebner@lynxcompartners.com

Copy to (which will not constitute notice):

COOLEY LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attn: Frederick T. Muto, Esq.

Fax:  (858) 550-6420

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.5 Specific Performance

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if Section 5.8 of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of such provision and to enforce specifically such provision in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 12.6 and 12.10, in addition to any other remedy to which they may be entitled, at Law or in equity.

12.6 Submission to Jurisdiction

Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the City of Los Angeles, for any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address for notices set forth in Section 12.4 shall be effective service of process of any action, suit or proceeding brought against a Party, as applicable, in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.7 Time

Time is of the essence in the performance of this Agreement.

12.8 Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

12.9 Headings

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

12.10 Governing Law

This Agreement and the performance of the Transactions and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of California without reference to choice of law principles, including all matters of construction, validity and performance.

12.11 Amendments

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties hereto.

12.12 Extensions; Waiver

(a) At any time prior to the Effective Time, the Parent Parties, on the one hand, and the Company, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

(b) No waiver by any Party of any default, misrepresentation, or Breach of any representation, warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of any representation, warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

12.13 Severability

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

12.14 Expenses

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

12.15 Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty or covenant.

12.16 Incorporation of Exhibits, Annexes, and Schedules

The Exhibits, Annexes, Schedules and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

12.17 Remedies

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

12.18 Electronic Signatures

Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

IRIS INTERNATIONAL, INC.

By:	/s/ Cesar M. Garcia
Name:	Cesar M. Garcia
Title:	Chief Executive Officer

API ACQUISITION CORP.

By:	/s/ Cesar M. Garcia
Name:	Cesar M. Garcia
Title:	Chairman

ALLIEDPATH, INC.

By:	/s/ Philip Ginsburg
Name:	Philip Ginsburg
Title:	CEO

STOCKHOLDER REPRESENTATIVE:

/s/ Bruce Huebner
Name:	Bruce Huebner

S-1

Schedules and Exhibits Omitted from Merger Agreement

Exhibits

Exhibit A	-	List of Stockholders and Share Ownership
Exhibit B	-	Form of Employment Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Non-Competition Agreement
Exhibit E	-	Form of Merger Certificate
Exhibit F	-	Form of the Company’s Officers’ Certificate
Exhibit G	-	Form of the Company’s Secretary’s Certificate
Exhibit H	-	Form of Parent’s and Merger Sub’s Officers’ Certificate
Exhibit I	-	Form of Parent’s and Merger Sub’s Secretary’s Certificate
Exhibit J	-	Form of Letter of Transmittal
Exhibit K	-	FIRPTA Certificate
Exhibit L	-	Form of Opinion of Counsel to the Company

Schedules

Schedule 1(a)	-	Company Specified Persons
Schedule 1(b)	-	Parent Specified Persons
Schedule 2.14(b)	-	Closing Payment
Schedule 4.1	-	Company Directors and Officers
Schedule 4.3	-	Consents
Schedule 4.5	-	Equity Interest Commitments
Schedule 4.8	-	Financial Statements
Schedule 4.9	-	Subsequent Events
Schedule 4.10	-	Liabilities
Schedule 4.11	-	Legal Compliance
Schedule 4.12	-	Tax Matters
Schedule 4.13	-	Encumbrances
Schedule 4.14	-	Real Property
Schedule 4.15	-	Intellectual Property
Schedule 4.17	-	Contracts
Schedule 4.20	-	Insurance
Schedule 4.24	-	Employee Benefits
Schedule 4.25	-	Environmental, Health and Safety Permits
Schedule 4.26	-	Customers and Suppliers
Schedule 4.27	-	Permits
Schedule 4.29	-	Affiliate Relationships
Schedule 4.30	-	Health Care Matters
Schedule 7.1(e)	-	Consents
Schedule 11.2(i)	-	Earn Out Targets